                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[x] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14(a)-11(c) or Section 240.14a-12

                               Movado Group, Inc.
   ............................................................................
                (Name of Registrant as Specified In Its Charter)

   ............................................................................
     (Name of Person(s) Filing proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.

       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         ......................................................................
         2) Aggregate number of securities to which transaction applies:

         ......................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ......................................................................

         4) Proposed maximum aggregate value of transaction:

         ......................................................................

         5) Total fee paid:

         ......................................................................

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         ......................................................................

         2) Form, Schedule or Registration Statement No.:

         ......................................................................

         3) Filing Party:

         ......................................................................

         4) Date Filed:

         ......................................................................

May 24, 1999


Dear Shareholder:


         You are cordially invited to attend the 1999 Annual Meeting of the shareholders of Movado Group, Inc. to be held on Tuesday, June 15, 1999 at 10:00 a.m., Eastern Daylight Time, at the offices of Simpson, Thacher & Bartlett located at 425 Lexington Avenue, New York, New York. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

         The vote of every shareholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

         We hope to see you at the Annual Meeting.



Sincerely,


Gedalio Grinberg
CHAIRMAN OF THE BOARD
And Chief Executive Officer


-------------------------------------------------------------------------------

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
        SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE
            WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

-------------------------------------------------------------------------------

                               MOVADO GROUP, INC.
                                125 CHUBB AVENUE
                           LYNDHURST, NEW JERSEY 07071

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 15, 1999


Notice is hereby given that the Annual Meeting of Shareholders of Movado Group, Inc. will be held on Tuesday, June 15, 1999 at 10:00 a.m., Eastern Daylight Time, at the offices of Simpson, Thacher & Bartlett, 425 Lexington Avenue, New York, New York for the following purposes:

         1. To elect seven directors to serve until the next Annual Meeting and until their successors are elected and qualified;

         2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2000;

         3. To act upon a proposal to amend the Company's Certificate of Incorporation to modify the definition of "Permitted Transferee" in paragraph 4.1 (d) (i) with respect to the Class A Common Stock; and

         4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company's Common Stock and Class A Common Stock of record at the close of business on May 12, 1999 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.



Dated:   May 24, 1999                      By order of The Board of Directors



                                           Timothy F. Michno
                                           Secretary and General Counsel

                               MOVADO GROUP, INC.
                                125 CHUBB AVENUE
                               LYNDHURST, NJ 07071

                                 PROXY STATEMENT

                     INFORMATION CONCERNING THE SOLICITATION

         This proxy statement and the accompanying proxy are being furnished to the shareholders of Movado Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used for voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, June 15, 1999 at 10:00 a.m., Eastern Daylight Time, at the offices of Simpson, Thacher & Bartlett, 425 Lexington Avenue, New York, New York and at any adjournments thereof. It is expected that this proxy statement and the form of proxy will first be sent to shareholders on or about May 24, 1999.

         At the Annual Meeting, the holders of the Company's Common Stock and Class A Common Stock (together the "Capital Stock") will be asked to consider and vote upon the following proposals:

         1. To elect seven directors to serve until the next annual meeting and until their successors are elected and qualified;

         2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2000;

         3. To amend the Company's Certificate of Incorporation to modify the definition of "Permitted Transferee" in Paragraph 4.1 (d)
                  (i) with respect to the Class A Common Stock; and

         4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         The Board of Directors knows of no other business to be presented at the Annual Meeting. If any other business is properly presented, the persons named in the enclosed proxy will have the power to vote all proxies received, and not theretofore revoked, in accordance with the recommendations of the Board of Directors. If the enclosed proxy is properly executed, duly returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted FOR the nominees for Directors identified below; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 2000; and FOR the proposal to amend the Company's Certificate of Incorporation.

         Abstentions will be treated as present for purposes of determining a quorum for the Annual Meeting. Proxies returned by brokers as "non-votes" will not be treated as present for purposes of determining the presence of a quorum.

         Any shareholder who executes and returns a proxy may revoke it in writing at any time before it is voted at the Annual Meeting by: (i) filing with the Secretary of the Company, at the above address, written notice of such revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, who will be reimbursed for their reasonable expenses incurred in such connection.

                          OUTSTANDING VOTING SECURITIES

         The Board of Directors has fixed the close of business on May 12, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of the Capital Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On May 5, 1999 there were 9,286,669 shares of Common Stock outstanding and 3,500,543 shares of Class A Common Stock outstanding. Each share of Common Stock is entitled to one vote, and each share of Class A Common Stock is entitled to 10 votes. The holders of a majority in voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2000. The affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of the outstanding shares of stock of the Company entitled to vote at the Annual Meeting is required to approve the proposal to amend the Company's Certificate of Incorporation; and the affirmative vote of the holders of a plurality in voting power present in person or represented by proxy and entitled to vote is sufficient for the election of Directors.

                               SECURITY OWNERSHIP
                              OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Common Stock as of the Record Date (except as otherwise noted in footnotes 5, 6, 7, 11 and 14) by (i) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A Common Stock or of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer (as hereinafter defined) and (iv) all executive officers and directors as a group. Unless otherwise noted, all shares are beneficially owned by the persons indicated.

                                                                      PERCENT OF OUTSTANDING
                                                                      SHARES OF CAPITAL STOCK
                                                                      -----------------------
                                                    SHARES OF
                                                      CLASS A       SHARES OF
                                                       COMMON        COMMON                           PERCENT OF
                                                       STOCK          STOCK       CLASS A               TOTAL
                                                    BENEFICIALLY  BENEFICIALLY     COMMON   COMMON       VOTING
        NAME OF BENEFICIAL OWNER                       OWNED          OWNED        STOCK     STOCK      POWER (1)
------------------------------------------         -------------  ------------    --------  --------   ----------
Margaret Hayes Adame (2) ......................             --          3,875        --          *         *
Kenneth J. Adams (3) ..........................             --         28,572        --          *         *

Michael J. Bush (4) ...........................             --        143,812        --        1.5%        *

Capital Research and Management ...............             --        470,000        --        5.1       1.0%
Co.(5)
Dimensional Fund Advisors Inc. (6) ............             --        570,187                  6.1%      1.3%
FMR Corp. (7) .................................             --        915,012        --        9.9       2.1%
Alexander Grinberg(8) .........................      1,581,667          3,000      45.2%         *      35.7%

Efraim Grinberg (9) ...........................        833,273        246,365      25.2%       2.6      19.3%
Gedalio Grinberg (10) .........................      2,035,573         60,115      58.2%         *      46.1%
Alan H. Howard (2) ............................             --          2,937        --          *         *
Mellon Bank Corporation (11) ..................             --        627,050        --        6.8       1.4%
Timothy F. Michno(12) .........................             --            572        --          *         *
Donald Oresman (2) ............................          1,960          2,000         *          *         *

Miriam Phalen (13) ............................      1,595,883             --      45.6%        --      36.0%
PNC Bank Corp. (14) ...........................             --        471,975        --        5.1         *

Leonard L. Silverstein (15) ...................        436,246         37,323      12.5%         *       9.9%
All executive officers and directors as a group      2,870,806        486,090      82.0%       5.0      65.4%
(11 persons) (16)


----------------

*        DENOTES LESS THAN ONE PERCENT

The address for Messrs. Adams, Bush, G. Grinberg. E. Grinberg, Howard, Michno, Oresman and Silverstein and Ms. Hayes-Adame is c/o Movado Group, Inc., 125 Chubb Avenue, Lyndhurst, New Jersey 07071.

(1) In calculating the percent of total voting power, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.


(2) The total shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein include 2,000 shares which each director has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(3) The total shares of Common Stock reported as beneficially owned by Mr. Adams include 28,563 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(4) The total shares of Common Stock reported as beneficially owned by Mr. Bush include 133,500 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(5) On February 8, 1999 in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Capital Research and Management Company ("CRMC") reported beneficial ownership of 470,000 shares of Common Stock as of December 31, 1998 as to all of which it has sole investment power, no voting power and no shared investment power. CRMC reported that all such shares were acquired in the ordinary course of business and not for the purpose, or with the effect, of changing or influencing the control of the Company or in connection with any transaction having such purpose or effect. The addresses of CRMC is 333 South Hope Street, Los Angeles, CA 90071.

(6) On February 11, 1999 in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors, Inc. ("DFA") reported beneficial ownership as of December 31, 1998 of 570,187 shares of Common Stock as to all of which it has sole voting and investment power. DFA also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7) In a joint filing on Schedule 13G dated February 1, 1999, under the Exchange Act, FMR Corp., together with its wholly owned subsidiary, Fidelity Management and Research Company, and Edward C. Johnson 3d and Abigail P. Johnson each reported beneficial ownership as of December 31, 1998 of 915,012 shares of Common Stock as to which each such reporting person has sole dispositive power. Each reporting person reported having no shared dispositive power as to any of such shares nor any voting power as to any such shares. Each such reporting person also reported that all of the shares of Common Stock which it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of each such reporting person is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) The total number of shares of Class A Common Stock beneficially owned by Mr. Alexander Grinberg includes 1,426,983 shares owned by Grinberg Partners L.P. of which Mr. A. Grinberg is a limited partner, and 25,780 shares owned by trusts for the benefit of Mr. A. Grinberg's niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman. Mr.
         A. Grinberg has sole voting and investment power with Grinberg Partners L.P., Grinberg Group Partners (the general partner of Grinberg Partners L.P.) and Miriam Phalen over the 1,426,983 shares owned by Grinberg Partners L.P. and shared voting and investment power with Mr. Fishman over the 25,780 shares owned by the trusts. The Common Stock owned by Mr. A. Grinberg represents the number of shares he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(9) The total number of shares of Class A Common Stock beneficially owned by Mr. Efraim Grinberg includes an aggregate of 281,653 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is sole trustee. As sole trustee, Mr. E. Grinberg has sole investment and voting power with respect to the shares held by such trusts. In addition, the amount of shares of Class A Common Stock reported for Mr. E. Grinberg includes an aggregate of 431,468 shares of Class A Common Stock held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, of which trusts Mr. E. Grinberg is co-trustee with Mr. Leonard L. Silverstein. As a co-trustee, Mr. E. Grinberg has shared investment and voting power with Mr. Silverstein with respect to the shares of Class A Common Stock held by such trusts. The total number of shares of Common Stock owned by Mr. E. Grinberg includes 54,490 shares of Common Stock held under the Company's Employee Savings and Investment Plan ("401(k) Plan"), the trustees of which are Messrs. Gedalio Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares. Mr. E. Grinberg disclaims beneficial ownership as to the 477,107 shares of Class A Common Stock held by the trusts for the benefit of his siblings of which he is trustee or co-trustee and of the 54,490 shares of Common Stock held under the Company's 401(k) Plan except to the extent of his pecuniary interest therein. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 190,000 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's 1996 Incentive Stock Plan.

(10) The total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg includes 4,778 shares of Class A Common Stock owned by The Grinberg Family Foundation, a non-profit corporation of which Mr. G. Grinberg, Sonia Grinberg and Leonard L. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. Also included in the total number of shares of Class A Common Stock beneficially owned by Mr. G. Grinberg are 1,426,983 shares owned by Grinberg Partners L.P., a Delaware limited partnership, of which Grinberg Group Partners, a Delaware general partnership ("GGP"), is the general partner. As the managing partner of GGP, Mr. G. Grinberg has shared power to direct the voting and disposition of the shares owned by Grinberg Partners L.P. The total number of shares of Common Stock beneficially owned by Mr. G. Grinberg includes 54,490 shares of Common Stock held under the Company's 401(k) Plan, the trustees for which are Messrs. G. Grinberg and E. Grinberg, both of whom have shared investment and voting power as to such shares. Mr. G. Grinberg disclaims beneficial ownership as to the 4,778 shares of Class A Common Stock owned by The Grinberg Family Foundation and the 54,490 shares of Common Stock owned by the Company's 401(k) Plan except to the extent of his pecuniary interest therein.

(11) On January 26, 1999 in a joint filing on Schedule 13G under the Exchange Act, The Dreyfus Corporation ("Dreyfus"), a subsidiary of Mellon Bank Corporation ("MBC"), and Dreyfus Variable Investment Fund Small Company Stock Portfolio ("DVIF"), a subsidiary of Dreyfus, reported beneficial ownership, respectively, of 681,500 and 550,000 shares of Common Stock; and MBC and its subsidiary Mellon Bank, N.A. reported beneficial ownership, respectively, of 772,813 and 759,313 shares of Common Stock, including the shares owned by Dreyfus and DVIF. Dreyfus reported that it has sole voting and investment power as to 642,500 shares and shared voting and investment power as to 39,000 shares. DVIF reported that it has sole voting and investment power as to 550,000 shares and no shared voting or investment power. MBC and Mellon Bank, N.A. each reported having shared voting and investment power as to 39,000 shares. MBC reported having sole voting and investment power as to 733,813 shares and Mellon Bank N.A. reported having sole voting and investment power as to 720,313 shares. Each of MBC, Mellon Bank, N.A. and Dreyfus reported that all such shares were acquired in the ordinary course of business and not for the purpose, or with the effect, of changing or influencing the control of the Company or in connection with any transaction having such purpose or effect. The address of Dreyfus, MBC, DVIF and Mellon Bank, N.A. is One Mellon Bank Center, Pittsburgh, PA 15258.

(12) The total number of shares of Common Stock reported as beneficially owned by Mr. Michno includes 563 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan.

(13) The total number of shares of Class A Common Stock beneficially owned by Ms. Miriam Phalen includes 1,426,983 shares owned by Grinberg Partners L.P. of which Ms. Phalen is a limited partner, and 25,779 shares owned by trusts for the benefit of Ms. Phalen's children of which trusts Ms. Phalen is the sole trustee. Ms. Phalen has the sole voting and investment power over the 143,121 shares of Class A Common Stock owned by her individually as well as over the 25,770 shares owned by the trusts, and she has shared voting power with Grinberg Partners L.P., Grinberg Partners (general partner of Grinberg Partners L.P.) and Alexander Grinberg over the 1,426,983 shares owned by Grinberg Partners L.P.

(14) On February 12, 1999 in a joint filing on Schedule 13G under the Exchange Act, PNC Bank Corp. and each of its wholly owned subsidiaries, PNC Bancorp, Inc.; PNC Bank, National Association; Black Rock Advisors, Inc. and Black Rock Financial Management, Inc. each reported beneficial ownership as of December 31, 1998 of 471,975 shares of Common Stock, of which each such reporting person has sole voting power as to 459,775 shares, sole dispositive power as to 470,775 shares and no shared voting or investment power. Each such reporting person also reported that all of the shares of Common Stock which it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of each reporting is as follows: PNC Bank Corp., One PNC Plaza, 249 5th Avenue, Pittsburgh, PA 15222; PNC Bancorp, Inc., 222 Delaware Avenue, Wilmington, DE 19899; PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222; Black Rock Advisors, Inc., and Black Rock Financial Management, Inc., 1600 Market Street, Philadelphia, PA 19103.

(15) The total number of shares of Class A Common Stock beneficially owned by Mr. Leonard L. Silverstein includes an aggregate of 431,468 shares of Class A Common Stock held by several trusts for the benefit of Mr.
         G. Grinberg's three children, of which trusts Mr. Silverstein is co-trustee with Mr. E. Grinberg, with whom he has shared investment and voting power as to the shares held by such trusts. The total number of shares of Class A Common Stock reported for Mr. Silverstein also includes 4,778 shares of Class A Common Stock owned by The Grinberg Family Foundation, of which Mr. G. Grinberg, his wife and Mr. Silverstein are the directors and officers and as to which shares these three individuals have shared investment and voting power. The total number of shares of Common Stock beneficially owned by Mr. Silverstein includes 2,000 shares which he has the right to acquire by the exercise of options under the Company's 1996 Stock Incentive Plan and 2,000 shares owned by the Leonard and Elaine Silverstein Family Foundation of which Mr. Silverstein and his wife are the directors and officers and as to which shares they have shared investment and voting power. Mr. Silverstein disclaims beneficial ownership of the shares of Class A Common Stock held by the trusts of which he is co-trustee with E. Grinberg, The Grinberg Family Foundation and by The Leonard and Elaine Silverstein Family Foundation.

(16) Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

----------

                         ITEM 1 - ELECTION OF DIRECTORS

         Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. The Company's By-laws provide that the number of Directors constituting the Board may be changed by action of the Board of Directors, so long as the number is not less than three. The Board currently consists of seven directors. All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors of the Company should be unable to accept nomination or election as a director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors or the number of Directors constituting the Board may be reduced in accordance with the Company's By-Laws. Directors shall be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions and broker "non-votes" shall not be counted for purposes of the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE NOMINEES LISTED BELOW. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

         The following table lists information with respect to the nominees for election as Directors of the Company.


                        NAME                    AGE       POSITION
                        ----                    ---       --------
            Margaret Hayes Adame                59        Director

            Michael J. Bush                     38        Executive Vice President and Chief
                                                          Operating Officer; Director

            Efraim Grinberg                     41        President; Director

            Gedalio Grinberg                    67        Chief Executive Officer and Chairman of
                                                          the Board of Directors

            Alan H. Howard                      39        Director

            Donald Oresman                      73        Director

            Leonard L. Silverstein              77        Director


         There are no family relationships between any of the Company's directors with the exception of Efraim Grinberg, who is the son of Gedalio Grinberg. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.


         Ms. Hayes Adame was elected to the Board of Directors of the Company on September 8, 1993. Ms. Hayes Adame is the President of the Fashion Group International, Inc. which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a senior vice president and general merchandise manager at Saks Fifth Avenue. She is also a member of the board of directors of International Flavors & Fragrances, Inc.


         Mr. Bush was elected to the Board of Directors in 1996. Mr. Bush joined the Company in August 1995 as Executive Vice President and Chief Operating Officer. From 1991 to 1995, Mr. Bush was the Senior Vice President, Marketing and Strategic Planning for Ross Stores, Inc., a California based retailer. Prior to assuming his position at Ross Stores, Mr. Bush was a Senior Consultant with Bain & Company, Inc., a strategic consulting firm which he joined in 1985.


         Mr. E. Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. In 1988, Mr. E. Grinberg was elected to the Board of Directors of the Company. From June 1990 to October 1995, Mr. E. Grinberg served as the Company's President and Chief Operating Officer and since October 1995 has served as the Company's President. Mr. E. Grinberg also serves on the board of directors of the American Watch Association and the Jeweler's Security Alliance.


         Mr. G. Grinberg founded the Company in 1961 and, since then, has served as the Company's Chairman and Chief Executive Officer.


         Mr. Howard was elected to the Board of Directors of the Company in September 1997. Mr. Howard was a Managing Director of Credit Suisse First Boston Corporation, which he joined in 1986, until April 1999 at which time he became a Managing Director of Donaldson Lufkin & Jenrette. Prior to 1986, Mr. Howard worked with the James River Corporation and the Dixie Products Group of American Can Company.

         Mr. Oresman has served on the Board of Directors of the Company since 1981. He was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994. Prior to December 1983, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett where he is now Of Counsel.


         Mr. Silverstein has served on the Board of Directors of the Company since 1975. He has been engaged in the practice of law at Silverstein and Mullens, Washington, D.C., for over 40 years. Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc., and a director of Chevy Chase Federal Savings Bank. He is a former Vice Chairman and currently honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, a director of the National Symphony Orchestra Association and a trustee of the White House Historical Association.


                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                    AND ITS COMMITTEES; DIRECTOR COMPENSATION

         Messrs. G. Grinberg and E. Grinberg serve on the Executive Committee of the Board of Directors. The Executive Committee of the Board of Directors has, in the intervals between meetings of the Board of Directors, all the authority of the Board of Directors except for those matters that the New York Business Corporation Law reserves to the full Board of Directors. The Executive Committee held one meeting in fiscal 1999.

         Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein serve on the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors reviews remuneration levels for executive officers of the Company, reviews significant employee benefits programs and establishes and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The Compensation Committee is comprised solely of non-employee directors. The Compensation Committee held four meetings in fiscal 1999.

         Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein serve on the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's responses thereto, any significant accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. In addition, the Audit Committee meets periodically with the Company's Internal Audit staff with respect to internal control issues generally. The Audit Committee is comprised solely of non-employee Directors. The Audit Committee held one meeting in fiscal 1999.

         The Board of Directors held six meetings during fiscal 1999. Each director attended all meetings of the Board and of the Committees on which he or she served.

         No executive officer of the Company receives any additional compensation for serving the Company as a member of the Board of Directors or any of its committees. Directors who are not executive officers of the Company receive a fee of $3,000 for each Board meeting attended and $1,000 for each committee meeting attended.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ( the "10% Stockholders"), to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the NASDAQ National Market. Executive officers, directors and 10% Stockholders of the Company are required by law to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received or written representations that no other reports were required, the Company believes that, during the last fiscal year, its executive officers, directors and 10% Stockholders complied with all filing requirements under

Section 16(a) applicable to them with respect to their beneficial ownership of Capital Stock, except that one report covering one transaction was filed late by Mr. Leonard L. Silverstein.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 10, 1998 the Company loaned $120,000, with interest at 6.5% per annum, to Kenneth J. Adams, Senior Vice President and Chief Financial Officer, in connection with the purchase by Mr. Adams of a primary residence. Interest accrues on the unpaid principal balance and is payable together with the unpaid principal balance on July 10, 2001 or on any date, if sooner, that Mr. Adams ceases to be an employee of the Company (other than by reason of discharge without cause, death or disability) unless Mr. Adams shall have remained continuously an employee of the Company until July 10, 2001, in which event the accrued interest only will then be forgiven. The total outstanding amount due on the loan increases with accruing interest, and as of April 30, 1999 was an aggregate of $126,277.

         In fiscal 1996, the Company entered into an agreement with a trust which owns an insurance policy issued on the lives of the Company's Chairman and Chief Executive Officer and his spouse. The insurance policy provides for a death benefit of $27 million. The trustees of the trust are the three children of the Chairman and his spouse, namely, Efraim Grinberg, Alexander Grinberg, and Miriam Phalen. Under the agreement, the trust has assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest free loans to be made annually by the Company to the trust in amounts sufficient for the trust to pay the premiums on the insurance policy (approximately $740,000 per annum). Under the agreement, the trust will repay the loans from the death benefit proceeds of the policy. At January 31, 1999 the Company had loaned the trust $2,361,000 under this agreement.

         See "Compensation Committee Interlocks and Insider Participation" for information regarding certain business relationships between the Company and the respective law firms of Messrs. Oresman and Silverstein.

                               EXECUTIVE OFFICERS

         For detailed information concerning Michael Bush, Gedalio Grinberg and Efraim Grinberg, see the listing for each under the heading "Election of Directors" above. The names of the other executive officers of the Company (and their respective ages as of the filing date of this report) are set forth below together with the positions held by each during the past five years.

              NAME                            AGE         POSITION
              ----                            ---         --------
         Kenneth J. Adams                      41         Senior Vice President and Chief
                                                          Financial Officer

         Timothy F. Michno                     42         Secretary and General Counsel

         Howard Regenbogen                     69         Treasurer and Assistant Secretary

         Mr. Adams, who served as Corporate Controller since coming to the Company in December 1992, was elected Senior Vice President and Chief Financial Officer on April 14, 1995. Before joining the Company, Mr. Adams worked for 12 years at Pricewaterhouse Coopers LLP where he progressed to the position of Senior Manager, serving clients in the international and middle market arenas.

         Mr. Michno joined the Company in April 1992 and since then has served as its Secretary and General Counsel. He has been engaged in the practice of law for the past 16 years, immediately prior to joining the Company and since 1986, as an associate at the New York firm of Chadbourne & Parke. From 1988 to 1991 he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.

         Mr. Regenbogen joined the Company in 1972 as its Controller and has served as Treasurer of the Company since 1987. From September 1994 until April 14, 1995 Mr. Regenbogen served, in addition, as the Company's Chief Financial Officer.

               ITEM 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

         The Board of Directors has appointed PricewaterhouseCoopers LLP to be the Company's independent accountants for the year ending January 31, 2000, subject to ratification of such appointment by the Company's shareholders. PricewaterhouseCoopers LLP has served as the Company's independent accountants since fiscal year 1977. If the appointment of PricewaterhouseCoopers LLP is not approved by the shareholders, or PricewaterhouseCoopers LLP ceases to act as the Company's independent accountants, or the Board of Directors removes PricewaterhouseCoopers LLP as the Company's independent accountants, the Board will appoint other independent accountants. The engagement of new accountants for periods following the 1999 Annual Meeting will be subject to ratification by the shareholders at that meeting.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.


             ITEM 3 - PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION

         At the Annual Meeting, Shareholders will be asked to consider and, if deemed advisable, to approve amendments to the Company's Certificate of Incorporation ("Proposed Amendments"). The Proposed Amendments, if approved by the Shareholders, would modify the definition of "Permitted Transferee" in Paragraph 4.1 (d) (i) of the Company's Certificate of Incorporation with respect to the Company's Class A Common Stock.

         SUMMARY OF THE PROPOSED AMENDMENTS

         Under the Company's Certificate of Incorporation, in the event that the beneficial or record ownership of any shares of Class A Common Stock is transferred to any person other than a Permitted Transferee, as defined in Paragraph 4.1 (d) (i), each such share so transferred is converted automatically into one share of Common Stock. As of May 5, 1999 there were 9,286,669 and 3,500,543 shares of the Company's Common Stock and Class A Common Stock, respectively, outstanding. There are twenty million shares of Common Stock and ten million shares of Class A Common Stock authorized. Each share of Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 10 votes per share on all matters submitted to a vote of the Shareholders. Each holder of shares of Class A Common Stock is entitled to convert, at any time, any and all such shares into the same number of shares of Common Stock.

         The Certificate of Incorporation provides that Permitted Transferees of a holder of Class A Common Stock ("Class A Holder") who is a natural person include the spouse and certain family members of such Class A Holder as well as: trusts established principally for the benefit of such Class A Holders or their family members or other Permitted Transferees; the executor, administrator or personal representative of the estate of any Class A Holder; certain charitable organizations established by a Class A Holder or such person's family members; certain trust grantors and trust beneficiaries and any corporation or partnership in which every beneficial owner or partner, respectively, is (or, at the time of such owner's or partner's transfer of Class A Common Stock to such corporation or partnership, was) a Class A Holder, or a family member or other affiliated person of such Class A Holder or other Permitted Transferee.

         The Proposed Amendments would modify Paragraph 4.1 (d) (i) of the Certificate of Incorporation by permitting transfer of Class A Common Stock to
(1) any trustee of a trust established principally for the benefit of a Class A Holder, in the trustee's capacity as such (2) any limited liability company in which every member is (or, at the time of such member's transfer of Class A Common Stock to such limited liability company, was) a Class A Holder, or a family member or other affiliated person of such Class A Holder or other Permitted Transferee and (3) any transferor of any Permitted Transferee and to any Permitted Transferee of any such transferor. The reason for the Proposed Amendments is to enable Class A Holders to transfer shares of Class A Common Stock to such entities without such shares automatically converting to Common Stock. Such transfers may be desirable for tax or estate planning purposes or other purposes depending on the individual circumstances of each Class A Holder. If adopted, the Proposed Amendments will have no effect on the rights of existing security holders other than modifying the restrictions on transfer of the Class A Common Stock as set forth and in the Proposed Amendments.


         SHAREHOLDER APPROVAL

         On May 7, 1999 the Board of Directors of the Company unanimously approved the Proposed Amendments in the form annexed as Exhibit A to this Proxy Statement.

         Approval of the Proposed Amendments requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the effect of negative votes. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENTS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.


                             EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") during fiscal 1999, 1998 and 1997 (each fiscal year ending January 31) for services rendered in all capacities to the Company and its subsidiaries.



                                          SUMMARY COMPENSATION TABLE (1)
                                                                                     Long Term Compensation
                                               Annual  Compensation                          Awards
                                          ------------------------------          ----------------------------

                                                                                    Restricted      Number of
                                                                      Other Annual    Stock        Securities      All Other
           Name and                                                   Compensation    Awards       Underlying    Compensation
     Principal Position         Year       Salary ($)      Bonus ($)      ($)        ($) (2)       Options (#)       ($)
-----------------------------   -----      ----------    -----------  -----------   -----------   --------------  ---------
Gedalio Grinberg                 1999       650,000       250,000             0         5,000             0       256,483(3)
  Chairman and Chief             1998       650,000       175,000             0         1,000             0       257,262
  Executive Officer              1997       650,000       175,000             0        13,500             0       257,870

Efraim Grinberg                  1999       625,000       250,000             0        14,470        50,000        55,845(4)
  President                      1998       550,000       150,000             0         9,800        37,500        47,150
                                 1997       450,000       150,000             0         8,000       150,000        40,950


Michael J. Bush                  1999       435,000       200,000             0        89,983        30,000        38,493(5)
  Executive Vice President       1998       400,000       125,000             0         6,585        37,500       113,740
  and Chief Operating Officer    1997       350,000       115,000       159,128         7,269             0       119,486


Kenneth J. Adams                 1999       215,000        55,000             0        28,049         5,000        11,332(6)
  Senior Vice President          1998       185,000        55,000             0         1,592         5,625         8,695
   And Chief Financial           1997       165,000        45,000             0         1,722        18,750         8,308
   Officer
Timothy F. Michno                1999       185,000        44,400             0        15,334         2,500         9,930(7)
  Secretary and                  1998       175,000        20,000             0         1,535         1,875         7,799
  General Counsel                1997       160,000        14,000             0         1,600         5,625         8,409


(1) The column designated by the United States Securities and Exchange Commission ("Commission") for the reporting of Long Term Incentive Plan Payouts has been deleted as no such compensation of a type required to be reported under such column was awarded to, earned by, or paid to any of the Named Executive Officers during the period covered by the table.

(2) At January 31, 1999, the aggregate number of share units of restricted stock held by each of the Named Executive Officers and the aggregate value thereof (based on the closing price of the Company's Common Stock as of January 31, 1999) were as follows: Mr. G. Grinberg: 196.56 share units, $5,000; Mr. E. Grinberg: 1,588.32 share units, $40,341; Mr.
         Bush: 4005.45 share units, $101,859; Mr. Adams: 1218.12 share units, $30,997; and Mr. Michno: 684.27 share units, $17,401. All of the share units are phantom stock units granted under the Company's Deferred Compensation Plan for Executives ("Deferred Compensation Plan") except for 3,000, 1,000 and 500 held, respectively, by Messrs. Bush, Adams, and Michno which are stock awards granted March 26, 1998 under the Company's 1996 Stock Incentive Plan ("Stock Awards") and which vest 100% on March 26, 2001. The phantom stock units granted under the Deferred Compensation Plan ("Stock Units") vest 20% at the end of each calendar year beginning in the calendar year in which awarded, except that for participants 65 years or older, vesting is 100% at the end of the calendar year in which awarded. Mr. G. Grinberg, who is the only Named Executive Officer 65 years or older, was awarded 196.56 Stock Units through January 31, 1999. Mr. E. Grinberg was awarded 939.86,
         770.84 and 545.91 Stock Units in calendar years 1996, 1997 and 1998 respectively, and 189.01 Stock Units through January 31, 1999. Mr. Bush was awarded 656.38, 522.13 and 339.66 Stock Units in calendar years 1996, 1997 and 1998 respectively, and 157.88 Stock Units through January 31, 1999. Mr. Adams was awarded 154.43, 121.83 and 91.57 Stock Units in calendar years 1996, 1997, and 1998 respectively, and zero Stock Units through January 31, 1999. Mr. Michno was awarded 126.09,
         105.28 and 77.67 Stock Units in calendar years 1996, 1997 and 1998 respectively, and 27.99 Stock Units through January 31, 1999. No dividends accrue in respect of the Stock Units or the Stock Awards.

(3) Includes $90,783 in total annual premiums paid in respect of certain life insurance policies and one travel accident policy purchased for Mr. G. Grinberg by the Company. Under his arrangement with the Company, Mr. G. Grinberg is entitled to the cash surrender value under these life insurance policies and his beneficiary is entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,200 matching contribution made by the Company in respect of fiscal 1999 for the account of Mr. G. Grinberg pursuant to the Company's Employee Savings and Investment Plan ("401(k) Plan"). Also includes $ 101,000 accrued by the Company in respect of a Death and Disability Benefit Plan agreement with Mr. G. Grinberg. See "Contract with Chief Executive Officer" below. Also includes a matching cash contribution of $50,000 and a non-cash contribution of 521.90 Stock Units valued at $ 11,500 (based on the closing prices of the Company's Common Stock on the grant dates) made by the Company for fiscal 1999 to Mr. G. Grinberg's account pursuant the Company's Deferred Compensation Plan.

(4) Includes a $3,200 matching contribution made by the Company in respect of fiscal 1999 for the account of Mr. E. Grinberg pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $ 50,230 and a non-cash contribution of 99.88 Stock Units valued at $ 2,415 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 1999 to his account under the Company's Deferred Compensation Plan.

(5) Includes a $3,200 matching contribution made by the Company in respect of fiscal 1999 for the account of Mr. Bush pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $33,676 and a non-cash contribution of 62.21 Stock Units valued at $1,617 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 1999 to his account under the Company's Deferred Compensation Plan.

(6) Includes a $3,200 matching contribution made by the Company in respect of fiscal 1999 for the account of Mr. Adams pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $ 7,745 and a non-cash contribution of 16.32 Stock Units valued at $387 (based on the closing prices of the Common Stock on the grant dates) made by the Company in respect of fiscal 1999 for the account of Mr. Adams under the Company's Deferred Compensation Plan.

(7) Includes a $2,442 matching contribution made by the Company in respect of fiscal 1999 for the account of Mr. Michno pursuant to the Company's 401(k) Plan. Also includes a matching cash contribution of $7,145 and a non-cash contribution of 14.28 Stock Units valued at $343 (based on the closing prices of the Company's Common Stock on the grant dates) for fiscal 1999 to his account under the Company's Deferred Compensation Plan.

FISCAL YEAR END OPTION VALUES
 The following table shows the number of shares of Common Stock represented by unexercised stock options held by each of the Named Executive Officers as of January 31, 1999. No stock options were exercised in fiscal 1999 by any of the Named Executive Officers.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUE TABLE

                                  NUMBER OF SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS AT                    IN-THE-MONEY OPTIONS
                                          FISCAL YEAR END   (#)                  AT FISCAL YEAR END ($)
                               ------------------ ------------------      ---------------- ----------------
            NAME                  EXERCISABLE       UNEXERCISABLE           EXERCISABLE      UNEXERCISABLE
Gedalio Grinberg ...........           0                      0                      0                  0

Efraim Grinberg ............     142,500                170,000              2,369,100          1,764,900

Michael J. Bush ............     120,000                135,000              2,113,200          1,717,800

Kenneth J. Adams ...........      22,688                 20,750                382,651            229,882

Timothy F. Michno ..........      11,063                  4,875                191,033             70,818


CONTRACT WITH CHIEF EXECUTIVE OFFICER

         Under a Death and Disability Benefit Plan Agreement with Mr. G. Grinberg dated September 23, 1994, in the event of Mr. Grinberg's death or disability while employed by the Company, the Company will pay to his spouse, if she is then living, an annual benefit equal to $300,000 (increased each year beginning October 1, 1995 by an amount equal to two percent of the benefit that would have been payable in the prior year). Benefits are payable for the lesser of 10 years or the life of Mr. Grinberg's spouse, and are payable only from the general assets of the Company. Neither Mr. Grinberg nor his spouse may assign the Agreement or any of the benefits payable thereunder and none of the benefits are payable to the estates or any of the heirs of Mr. Grinberg or his spouse.

         The Agreement provides that it automatically terminates in the event of the termination of Mr. Grinberg's employment with the Company for any reason other than his death or disability and further provides that it is not to be considered a contract of employment. For purposes of the Agreement "disability" means the inability of Mr. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee was at all times during fiscal year 1999 comprised entirely of Directors who at no time were executive officers or employees of the Company. The Compensation Committee for fiscal year 1999 consisted of Margaret Hayes Adame, Alan H. Howard, Donald Oresman and Leonard L. Silverstein. Mr. Silverstein is a partner at the law firm of Silverstein & Mullens, and Mr. Oresman is Of-Counsel at the law firm of Simpson Thacher & Bartlett, both of which firms rendered legal services to the Company during fiscal 1999.

FISCAL 1999 STOCK OPTION GRANTS

         The following table provides certain information regarding grants of stock options made during fiscal 1999 to the Named Executive Officers pursuant to the Company's 1996 Stock Incentive Plan. All such options become exercisable with respect to 20% of such options on each anniversary of the date of grant thus becoming fully exercisable on the fifth such anniversary.



                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         Grant
                           Individual          Grants                                                 Date Value(1)
----------------------------------------------------------------------------------------------------------------------
                                         % of Total Number
                           Number of       of Securities
                           Securities        Underlying
                           Underlying     Options Granted
                            Options       to Employees in    Exercise or Base                           Grant Date
                            Granted         Fiscal Year            Price            Expiration        Present Value
Name                          (#)                                 ($/Sh)               Date                ($)
------------------------  ------------    ---------------    ---------------   ----------------     ----------------
Gedalio Grinberg                     0                 0                 --                  --                    0

Efraim Grinberg                 50,000             17.68          $   29.75        May 19, 2008              776,125

Michael Bush                    30,000             10.61          $   26.50      March 26, 2008              414,804

Kenneth J. Adams                 5,000              1.77          $   26.50      March 26, 2008               69,134

Timothy F. Michno                2,500              0.88          $   26.50      March 26, 2008               34,567



         (1) The grant date present values set forth in the foregoing table were arrived at using the Black-Scholes option pricing model based on the following assumptions: volatility of 45% based on weekly closing prices of the underlying Common Stock for the period ending January 31, 1999; a risk free rate of return equal to 4.7% based on the yield on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the option prior to exercise (i.e. 7 years); a dividend yield of 0.3%; grant dates of March 26, 1998 and May 19, 1998. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting over a period of five years. The dollar amounts under this column are the result of calculations using a certain option pricing model based on the foregoing assumptions and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

                          COMPENSATION COMMITTEE REPORT

GENERAL

         The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of the four non-employee members of the Board. The Committee is responsible for reviewing and approving the Company's compensation policies affecting senior management, reviewing significant employee benefit programs and reviewing and administering the Company's 1996 Stock Incentive Plan.


COMPENSATION POLICIES AND COMPONENTS OF COMPENSATION

         The compensation policies established by the Company and which were in effect during fiscal year 1999 are designed to enable the Company to attract, retain, motivate and appropriately reward an exceptional group of highly qualified individuals who are expected to contribute to the Company's continued success. The three primary components of executive compensation are salary, cash bonuses and stock based awards, including stock grants and stock options. The Committee reviews each component of executive compensation on an annual basis.

         Base salary levels for members of the Company's senior management team are reviewed by the Committee in light of the Committee's assessment of the responsibilities relative to the position under consideration, as well as each individual's background, training and experience. Annual increases in base salary levels, if warranted, are reviewed with reference to the executive officer's performance and the performance of the Company as a whole. Executive performance is evaluated by the Committee by reference to the extent to which specific individual and departmental goals and objectives are met. These goals and objectives vary from department to department and, within any single department, from individual to individual. Corporate performance is measured by the Committee by reference to the Company's achievement of pre-tax profit goals set at the beginning of the fiscal year.

         Cash bonuses, the second key component of executive compensation, are intended to provide incentives to senior management in the short term to achieve certain operating results, which are generally determined at the beginning of the fiscal year and, typically, tied to net income results. By thus placing a significant percentage of each executive officer's compensation at risk, this approach creates a direct incentive for executive officers to achieve desired performance goals. Certain mid-level managers are also eligible to receive bonuses, which are used as an additional, incentive-based element of compensation dependent on corporate performance and individual merit.

         Equity participation is the third key element of the Company's executive compensation program and is afforded to executive officers and certain employees primarily through stock options and/or other stock based awards granted under the Company's 1996 Stock Incentive Plan (the "Incentive Plan"). In addition to the Incentive Plan, however, equity participation is also afforded to executives and certain key employees who are eligible to participate and who do participate in the Company's Deferred Compensation Plan ("SERP") as well as to all other employees, not eligible to participate in the SERP, through the Company's Employee Stock Bonus Plan, adopted in fiscal 1999 ("Stock Bonus Plan").

         Options, and to a lesser extent stock awards, have been awarded under the Incentive Plan on the basis of the position held by the grantee, contributions already made by the person meriting recognition and, more importantly, the Company's expectations of the contribution the person will make over the long term to the Company's growth. All options granted under the Incentive Plan have an exercise price equal to the market value of the stock on the date of grant, generally vest cumulatively in five annual installments of 20% and expire ten years from the date of grant. In addition, all shares of Common Stock granted under the Incentive Plan are, in each case, subject to vesting requirements. Thus, option and stock grants are designed to retain executive officers and enhance shareholder value by aligning the financial interests of each executive officer or other key employee with the interests of the Company's shareholders over the long term.

         Under the SERP, participants' salary deferrals, up to either five or ten percent of base salary, are fully matched by the Company. Eighty percent of the match is in the form of cash and twenty percent is in the form of rights to Common Stock representing the number of shares (including fractional shares) of Common Stock that such twenty percent portion of the matching contribution could purchase based on the closing price of the Common Stock at the end of the month in which the contribution is made. Vesting in Company matching contributions is 20% per year. Distributions are made beginning in January following termination of the participant's employment and are in ten annual installments unless the Company determines to make them in a lump sum.

Under the terms of the Stock Bonus Plan, the Company determines after the end of each fiscal year whether to contribute a discretionary amount towards the plan and if so how much. For fiscal 1999 the Company recorded an expense of $209,000 for this plan. Each participant vests in 100% of their pro-rata portion (based on salary) of such contribution after five years or upon attaining retirement age if sooner. All distributions to plan participants are in the form of shares of Common Stock of the Company, with cash payments for any fractional share amounts.

COMPENSATION OF CHIEF EXECUTIVE OFFICER FOR FISCAL 1999

     The compensation paid to the Company's Chief Executive Officer ("CEO") in fiscal 1999 consisted primarily of salary and bonus.

     The CEO's salary for fiscal 1999 was approved by the Committee on the basis of its subjective evaluation of the CEO's performance for the year and the profitable performance of the Company. The performance measures used by the Committee in making its determination were the continued growth in pre-tax earnings and net sales and increases in operating income and gross margins.

     The bonus paid to the CEO for fiscal 1999 was approved by the Committee based upon its assessment of the CEO's individual performance in achieving certain strategic goals, specifically, the successful launch of the new Coach brand; the extension of the Movado brand into new product categories, together with the opening of the Company's Movado Boutiques; the continued growth in sales domestically of the Company's manufactured brands and the expansion of the international distribution of Concord and Movado. The Committee believes that a substantial portion of the CEO's bonus should be tied to the financial performance of the Company. Therefore, the CEO's bonus for fiscal 1999 was approved, in addition, on the basis of the Company's attainment of certain performance targets, specifically the achievement of earnings per share results, that were determined by the Committee at the beginning of the fiscal year.


POLICY REGARDING DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the CEO and the four other most highly compensated executive officers of the Company. No policy determination by the Committee regarding this matter has yet been made.

                                                COMPENSATION COMMITTEE

                                                Margaret Hayes Adame
                                                Alan H. Howard
                                                Donald Oresman
                                                Leonard L. Silverstein

                                PERFORMANCE GRAPH

         The performance graph set forth below compares the cumulative total shareholder return of the Company's Common Stock for the last five fiscal years through the fiscal year ended January 31, 1999 with that of the Broad Market (CRSP Total Return Index for the NASDAQ Stock Market) and a peer group index comprised of the following five companies: Swiss Army Brands, Inc., Fossil Inc., Jostens Inc., Tiffany & Co. and Tag Heuer International S.A. (the "peer group"). The returns of each company in the peer group index have been weighted according to the respective issuer's stock market capitalization. Each graph assumes an initial investment of $100 on January 31, 1994, and the reinvestment of dividends (where applicable).



                      FISCAL 1999 COMPARATIVE TOTAL RETURNS
                           MOVADO GROUP, INC., NASDAQ
                      STOCK MARKET AND INDUSTRY PEER GROUP
               (PERFORMANCE RESULTS FROM 1/31/94 THROUGH 1/31/99)


                             MOVADO GROUP, INC.             MARKET INDEX                 PEER INDEX
                             ------------------             ------------                 ----------
Jan 94                              100.00                      100.00                      100.00
Jan 95                             105.146                      95.414                     104.418
Jan 96                             135.906                     134.843                     138.875
Jan 97                             164.186                     176.735                     159.165
Jan 98                             297.027                     208.582                     176.036
Jan 99                              352.62                     326.274                     242.284


                                     Legend

Symbol    CRSP Total Returns Index for:      01/1994   01/1995   01/1996   01/1997   01/1998   01/1999
------    -----------------------------      -------   -------   -------   -------   -------   -------
_______o  Movada Group, Inc.                  100.0     105.1     135.9     164.2     297.0     352.6
 .. _ ..*  Nasdaq Stock Market (US Companies)  100.0      95.4     134.8     176.7     208.6     326.3
- - - -#  Self-Determined Peer Group          100.0     104.4     138.9     159.2     176.0     242.3

Companies in the Self-Determined Peer Group
     FOSSIL INC                                    JOSTENS INC
     SWISS ARMY BRANDS INC                         TAG HEUER INTL SA
     TIFFANY & CO NEW

Notes:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D. The index level for all series was set to $100.0 on 01/31/1994.

                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Shareholders' proposals intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company no later than January 20, 2000 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

         The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

         Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended January 31, 1999, as filed with the Securities and Exchange Commission. Requests should be directed to Howard Regenbogen, Treasurer, Movado Group, Inc., 125 Chubb Avenue, Lyndhurst, New Jersey 07071.

         The Company's consolidated balance sheets, and the related consolidated statements of income and comprehensive income, cash flows, and changes in shareholders' equity and the notes thereto, and management's discussion and analysis of financial condition and results of operations including quantitative and qualitative disclosures about market risk as set forth on pages 17 through 37 of the Company's 1999 Annual Report to Shareholders, a complete copy of which is being delivered to shareholders together with this Proxy Statement, are hereby incorporated herein by reference.


                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Timothy F. Michno
                                          Secretary and General Counsel



Lyndhurst, New Jersey
May 24, 1999


 IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

[MOVADO GROUP, INC. LETTERHEAD]                    NOTICE OF ANNUAL MEETING
                                                      OF   SHAREHOLDERS
                                                   TO BE HELD JUNE 15, 1999

Dear Shareholder:

The Annual Meeting of Shareholders of Movado Group, Inc. will be held at 10:00 a.m. on Tuesday, June 15, 1999 at the offices of Simpson, Thacher & Bartlett, 425 Lexington Avenue, New York City, for the following purposes:

         1.       To elect seven directors to the Board of Directors.

         2.       To ratify selection of independent public accounts.

         3.       To amend the Company's Certificate of Incorporation.

Only holders of Common Stock and Class A Commons Stock of Movado Group, Inc. of record at the close of business on May 12, 1999 will be entitled to vote at the meeting or any adjournment thereof.

TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY/VOTING INSTRUCTION CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

                                            BY ORDER OF THE BOARD OF DIRECTORS


May 24, 1999                                TIMOTHY F. MICHNO
                                            General Counsel and Secretary

DETACH PROXY CARD HERE
-------------------------------------------------------------------------------

         [                ]
          ---------------

1.       Election of Directors

FOR all nominees listed below                               [ ]

WITHHOLD AUTHORITY to vote for all nominees                 [ ]
Listed below.

*Exceptions                                                 [ ]

Nominees: Gedalio Grinberg, Efraim Grinberg, Margaret Hayes-Adame, Michael Bush, Alan H. Howard, Donald Oresman and Leonard L. Silverstein

*Exceptions
-------------------------------------------------------------------------------

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE"S NAME IN THE SPACE PROVIDED.


2. To ratify and approve the selection by the Board of Directors of Pricewaterhouse Coopers LLP as independent public accountants for the Company for the fiscal year ending January 31, 2000.


       FOR      [    ]              AGAINST    [    ]     ABSTAIN    [    ]

3. To approve amendments to the Company's Certificate of Incorporation modifying the definition of "Permitted Transferee" in Paragraph 4.1 (d) (i) with respect to the Class A Common Stock.


       FOR      [    ]              AGAINST    [    ]     ABSTAIN    [    ]


In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.


Change of Address and
Or Comments Mark Here              [    ]


The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.


Dated:                                  ,1999
      ---------------------------------

Signature
          -----------------------------------------------------


Signature
          ----------------------------------------------------



Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.


VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.    [X]

            This proxy is solicited on behalf of the Board of Directors of MOVADO GROUP, INC. for the Annual Meeting on June 15, 1999.

            The undersigned appoints Timothy F. Michno and Howard Regenbogen, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Movado Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on June 15, 1999, and at any adjournment or postponement thereof, as indicated on the reverse side.

             This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3.


                                             MOVADO GROUP, INC.
                                             P.O. BOX 11346
                                             NEW  YORK, NY 10203-0346


(Continue, and to be signed and dated on reverse side.)

                                                                       Exhibit A

                            CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                               MOVADO GROUP, INC.



                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW



         Movado Group, Inc., a corporation organized and existing under the Business Corporation Law of the State of New York (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is Movado Group, Inc. The name under which the Corporation was formed was North American Watch Corporation.

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 2, 1967. A Restated Certificate of Incorporation was filed by the Department of State on May 5, 1969. A Certificate of Amendment of the Restated Certificate of Incorporation was filed by the Department of State on July 24, 1979. A Restated Certificate of Incorporation was filed by the Department of State on September 27, 1993. A Certificate of Amendment to the Certificate of Incorporation was filed by the Department of State on April 26, 1996. A Certificate of Amendment to the Certificate of Incorporation was filed by the Department of State on June 26, 1997.

         THIRD: The Certificate of Incorporation of the Corporation is hereby amended by deleting Paragraph 4.1(d) (i) (A) (3) and substituting in lieu thereof the following new Paragraph 4.1 (d) (i) (A) (3): "A trust established principally for the benefit of such Class A Holder, one or more of such Class A Holder's family members and/or Permitted Transferees and each trustee thereof, in such trustee's capacity as such".

         FOURTH: The Certificate of Incorporation of the Corporation is hereby further amended by adding to Paragraph 4.1(d) (i), which restricts the transferability of shares of Class A Common Stock only to those defined as "Permitted Transferees", the following category of Permitted Transferees under Paragraph 4.1(d) (i) (A) as new sub-clause (8):

         "(8) a limited liability company, every member of which is, or was at the time of such member's transfer of Class A Common Stock to such limited liability company, a Class A Holder, any of such Class A Holder's family members, or any Permitted Transferee of any of the foregoing".

         FIFTH: The Certificate of Incorporation is hereby further amended by adding to Paragraph 4.1 (d) (i), the following new clause (F):

         "(F) With respect to any Permitted Transferee of any Class A Holder determined pursuant to clauses (A) through (E) of Paragraph 4.1 (d) (i) above ("Primary Permitted Transferee"), "Permitted Transferee": means (I) any transferor from whom such Primary Permitted Transferee acquired any Class A Common Stock and (II) any Permitted Transferee of any such transferor".

         SIXTH: Resolutions setting forth the proposed amendments to the Certificate of Incorporation of the Corporation were duly adopted by the unanimous written consent of the Board of Directors of the Corporation dated May 7, 1999. Thereafter, pursuant to the Certificate of Incorporation and By-laws of the Corporation, at the annual meeting of shareholders of the Corporation which was duly held on June 15, 1999, at least sixty-six and two-thirds percent (66 2/3) of the voting power of all the outstanding shares of stock of the Corporation entitled to vote in the election of Directors of the Corporation were voted in favor of said amendments.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be subscribed by its President and its Secretary and affirmed by them as true under the penalties of perjury this day of June, 1999.




                                             ------------------------------
                                             Efraim Grinberg
                                             President



                                             ------------------------------
                                             Timothy F. Michno
                                             Secretary

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

Statements included under Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, in this annual report on Form 10-K, as well as statements in future filings by the Company with the Securities and Exchange Commission ("SEC"), in the Company's press releases and oral statements made by or with the approval of an authorized executive officer of the Company, which are not historical in nature, are intended to be, and are hereby identified as, "FORWARD LOOKING STATEMENTS" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. The Company cautions readers that FORWARD LOOKING STATEMENTS, include without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, plans for future operations, effective tax rates, margins, interest costs, and income, as well as assumptions relating to the foregoing. FORWARD LOOKING STATEMENTS are subject to certain risks and uncertainties, some of which cannot be predicted or quantified. Actual results and future events could differ materially from those indicated in the FORWARD LOOKING STATEMENTS, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the SEC including, without limitation, the following: general economic and business conditions which may impact disposable income of consumers, competitive products and pricing, ability to enforce intellectual property rights, seasonality, availability of alternative sources of supply in the case of loss of any significant supplier, the Company's dependence on key officers, ability to enforce intellectual property rights, continued availability to the Company of financing and credit on favorable terms and success of hedging strategies with respect to currency exchange rate fluctuations.

GENERAL

Net Sales. Among the more significant factors that influence annual sales are general economic conditions in the Company's domestic and international markets, new product introductions, the level of advertising expenditures, the effectiveness of marketing and distribution programs and product pricing decisions.

Reported sales are also affected by foreign exchange rates, primarily the U.S. dollar/Swiss franc rate, because significant portions of the Company's international sales are billed in Swiss francs and translated to U.S. dollars at average exchange rates for financial reporting purposes.

The Company's business is very seasonal. There are two major selling seasons in the Company's North American markets: the Spring season, which includes school graduations and several holidays, and, most importantly, the Christmas and holiday season. Major selling seasons in certain international markets center around significant local holidays that occur in late Winter or early Spring, however, because these markets are a less significant portion of the Company's business, their impact is far less than that of the selling seasons in North America.

The Company is continuing its efforts to expand sales in key international markets. These efforts have included: the recruitment of a number of key personnel with management level sales and marketing responsibilities, the addition and replacement of selected independent distributors, an increase in the number of sales representatives, retargeted and increased advertising and coordinated marketing programs designed to build brand awareness and consumer demand for the Company's watches at point-of-sale.

Gross Margins. The Company's overall gross margins are primarily affected by four major factors: sales mix, product pricing strategy, component and labor costs and the U.S. dollar/Swiss franc exchange rate. The Company's gross margins on its manufactured brands are higher than those on its distributed brands and; therefore, any shift in overall sales mix toward the Company's manufactured brands will generally have a favorable impact on margins. In addition, margins on sales of a particular brand vary from model to model and, therefore, changes in the model sales mix within a brand will impact margins.

All of the Company's brands compete with a number of other brands on the basis of not only styling but also wholesale and retail price. The Company's ability to improve margins through price increases is, therefore, to some extent constrained by competitor actions. The overall level of liquidation sales of discontinued models in a particular fiscal year can also impact the Company's gross margins.

Manufacturing costs of the Company's Movado and Concord brands consist primarily of component costs, Company and subcontractor assembly costs and unit overhead costs.

The Company seeks to control and reduce component and subcontractor labor costs through a combination of negotiations with existing suppliers and alternative sourcing. Overall wage and salary costs at the Company's manufacturing operations in Switzerland are a function of production levels and local inflation. These costs have remained fairly stable over the three previous fiscal years.

Since a substantial amount of the Company's product costs are incurred in Swiss francs, fluctuations in the U.S. dollar/Swiss franc exchange rate can impact the Company's production costs and, therefore, its gross margins. The Company, therefore, hedges its Swiss franc purchases using a combination of forward contracts, purchased currency options and spot purchases. The Company's hedging program has, in the recent past, been reasonably successful in stabilizing product costs despite exchange rate fluctuations.

Operating Expenses. The Company's operating expenses consist primarily of advertising, selling, distribution and general and administrative expenses. Annual advertising expenditures are based principally on overall strategic considerations relative to maintaining or increasing market share in markets that management considers to be crucial to the Company's continued success as well as on general economic conditions in the various marketplaces around the world in which the Company sells its products.

Selling expenses consist primarily of sales commissions, sales force travel costs and operating costs incurred in connection with the Company's retail business. Sales commissions vary proportionally with overall sales levels. Retail operating expenses consist primarily of salaries and store rent.

Distribution expenses consist primarily of salaries of distribution staff, the cost of part-time help to meet seasonal needs, and shipping costs and supplies.

General and administrative expenses consist primarily of salaries, employee benefit plan costs, office rent, management information systems costs and various other corporate expenses such as insurance, legal, internal audit and credit and collection costs.

Operating expenses over the last three fiscal years reflect the effect of the implementation of the Company's growth strategy. The more significant expenses associated with this strategy included: advertising and marketing expenses designed to increase market share for the Corum, Concord and Movado brands; advertising and marketing costs for the continuing expansion of the Company's ESQ line; additions to the Company's sales force; salaries and rents associated with additional outlet stores; and the addition of staff to support distribution, inventory management and customer service requirements coincident with growth of the Company's business.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JANUARY 31, 1999, 1998 AND 1997

Net Sales.  Comparative net sales by product class were as follows:

                                              1999          1998          1997
                                              ----          ----          ----
                                                       (IN THOUSANDS)
Concord, Movado, Coach and ESQ:
   Domestic                                 $180,909      $153,835      $138,810
   International                              50,940        40,028        30,185
Piaget and Corum                              13,934        17,045        22,386
Other                                         32,053        26,097        23,726
                                            --------      --------      --------
                                            $277,836      $237,005      $215,107
                                            ========      ========      ========

Net sales increased 17.2% for the year ended January 31, 1999. The increase in net sales for fiscal 1999 was predominately due to growth in the Company's established manufactured brands (Concord, Movado and ESQ) and expansion of the Company's retail network, which consists of 19 outlet stores and four Movado Boutiques and the Piaget Boutique partially offset by reductions in the Company's distributed brands, due in part to the announced sale of the Piaget brand in December 1998 (see Note 14 to the consolidated financial statements). In addition, the Company introduced the Coach watch brand, its fourth manufactured brand, during the first quarter of fiscal 1999 which contributed significantly to sales growth. Domestic sales increases were predominantly due to the introduction of the Coach watch line and growth in Concord, Movado and ESQ brand sales offset somewhat by reductions in sales of the Piaget and Corum brands. Growth in the international business was predominantly due to growth of Movado in the Far East, Middle East and the Caribbean.

Net sales increased 10.2% in fiscal 1998. The increase resulted primarily from growth in sales in the U.S. and unit sales gains in the Company's international business. Sales increases in the U.S were primarily in the Movado and Concord brands. These increases were partially offset by sales declines in the Company's ESQ, Piaget and Corum brands. ESQ sales declined in fiscal 1998 in comparison to fiscal 1997 principally because of the significant expansion of the brand's retail network, which occurred during fiscal 1997. Piaget sales declines were due primarily to planned reductions in the distribution channels for the brand. The increase in the Company's international business was due predominantly to sales increases of the Concord and Movado brands in the Middle East, Far East and Caribbean offset somewhat by the negative impact of a change in translation rates.

Gross Margins. The gross margin for fiscal 1999 was 59.8% as compared to 58.9% for fiscal 1998. The increase in margin was predominately due to a favorable sales mix, particularly an increase in the proportion of sales of Concord, Movado, Coach and ESQ to our other brands. The Company's gross margin also benefited slightly from increases in the U.S. dollar against the Swiss franc.

The Company's gross margin increased from 55.8% to 58.9% in fiscal 1998, principally as a result of sales mix, particularly an increase in the proportion of Concord, Movado and ESQ sales to net sales. The Company's gross margin also benefited by increases in the U.S. dollar against the Swiss franc.

Operating Expenses. Operating expenses for fiscal 1999 were $133.4 million or 48.0% of net sales as compared to $113.6 million or 47.9% of net sales in fiscal 1998. The increase in operating expenses was largely the result of planned increases in both advertising and selling costs in the United States which were necessary to launch the Coach brand and to develop and introduce new product line extensions within the Movado brand through the Movado Boutiques. In addition, increases in general and administrative costs were due to personnel increases which were necessary for the support of our Movado Boutiques as well as cost increases for information systems and employee benefit programs.

Operating expenses increased 14.0% in fiscal 1998 to 47.9% of net sales from 46.3% of net sales in fiscal 1997. The increase in fiscal 1998 operating expenses occurred primarily in the advertising, selling and general and administrative expense categories. Distribution costs declined as a percentage of net sales.

The increase in advertising and marketing expenditures in fiscal 1998 which occurred primarily in the U.S., was planned, and related to the Company's ongoing efforts to build identity and image for its brands. Fiscal 1998 advertising and marketing costs were affected by higher levels of media spending for Concord, Movado and, in particular, ESQ in the U.S and increased marketing and promotional activities in the U.S. for all of the Company's brands. The growth in consolidated advertising costs included increased media spending in certain international markets, primarily the Far East and Middle East and certain European markets. Fiscal 1998 general and administrative expenses included increased employee benefit costs and rents due to the expansion of office space necessitated by the Company's growth and head count increases.

Interest Expense. Net interest expense for fiscal 1999, 1998 and 1997 was $5.4 million, $5.4 million and $4.9 million, respectively, and consisted primarily of interest on the Company's 6.56% Senior Notes, 6.90% Series A Senior Notes, revolving lines of credit under the July 1997 Restated Credit Agreement, as amended, and borrowings against working capital lines.

Income Taxes. The Company's income tax provision amounted to $6.3 million, $4.7 million, and $3.9 million for fiscal 1999, 1998 and 1997, respectively, or 23.0% of pretax income for fiscal 1999 and 1998 and, 24.8% for fiscal 1997. A portion of the Company's consolidated operations are located in non-U.S. jurisdictions, and, therefore, the Company's effective rate differs from U.S. statutory rates. The majority of the Company's non-U.S. operations are located in jurisdictions with statutory rates below U.S. rates. The Company believes that the future effective tax rate will range from 20% to 30%; however, there can be no assurance of this as it is dependent on a number of factors, including the mix of foreign to domestic earnings, local statutory tax rates and the Company's ability to utilize net operating loss carryforwards in certain jurisdictions.

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity needs have been, and are expected to remain, primarily a function of its seasonal working capital requirements, which have increased due to significant growth in domestic sales over the two previous years. The Company's business is not capital intensive and liquidity needs for capital investments have not been significant in relation to the Company's overall financing requirements.

The Company has met its liquidity needs primarily through funds from operations and bank borrowings with domestic and Swiss banks. The Company's future requirements for capital will relate not only to working capital requirements for the expected continued growth of its existing brands, domestically and internationally, but also to funding new product lines. In addition, the Company made a $5 million sinking fund payment on February 1, 1999 and is required to make another on January 31, 2000 in connection with its 6.56% Senior Notes which were issued in the original principal amount of $40 million.

The Company's revolving credit and working capital lines with its domestic bank group provide for a three year $90.0 million unsecured revolving line of credit, pursuant to an Amended and Restated Credit Agreement, dated as of July 23, 1997, among the Company, the Chase Manhattan Bank, as agent, Fleet Bank N.A., as co-agent, and other banks signatory thereto, ("Restated Bank Credit Agreement"), and $31.6 million of uncommitted working capital lines of credit. At January 31, 1999, the Company had $5.0 million in outstanding balances under the Restated Bank Credit Agreement, which is included in Long-term debt.

On November 30, 1998, the Company entered into a Note Purchase and Private Shelf Agreement which allows for the issuance up to two years after the date of the agreement of Senior promissory notes in the aggregate principal amount of up to $50 million with maturities up to 12 years from their date of issuance. On December 1, 1998, the Company brought down $25 million of 6.90% Series A Senior Notes maturing on October 30, 2010 which are subject to annual prepayments of $5.0 million commencing October 31, 2006.

In March 1998, the Company's Board of Directors authorized the repurchase of up to 400,000 shares of the Company's Common Stock. As of January 31, 1999, the Company had purchased 142,200 shares at an aggregate cost of $2.9 million. In March 1999, the Board approved a revised stock repurchase program for the repurchase of shares of the Company's Common Stock up to an aggregate repurchase price of $10.0 million, in addition to the shares previously purchased.

The Company's debt-to-total capitalization ratio was 28.8% at January 31, 1999, as compared to 23.6% at January 31, 1998. The increase in the debt to total capitalization was due to the Company borrowing $25.0 million of 6.90% Series A Senior Notes.

The Company's net working capital, consisting primarily of trade receivables and inventories, amounted to $194.9 million and $157.1 million at January 31, 1999 and January 31, 1998, respectively. Accounts receivable at January 31, 1999 were $109.1 million as compared to $92.4 million at January 31, 1998. The increase in receivables was primarily the result of growth in the Company's business and the addition of the Coach brand, which has been offset by Piaget receivables classified as assets held for sale. Inventories at January 31, 1999 were $104.0 million as compared to $98.2 million at January 31, 1998. The increase in inventories from January 31, 1999 to January 31, 1998 reflected the expansion of the Company's product line, in particular the introduction of the Coach brand and the opening of the Movado Boutiques which has been offset by Piaget inventory classified as assets held for sale.

The Company's capital expenditures for the year ended January 31, 1999 were approximately $11.7 million compared to $7.6 million for the year ended January 31, 1998. Expenditures in fiscal 1999 were primarily related to planned expenditures in the Company's information systems, including retail information systems, expansion of the Company's Movado boutiques and further expansion of the Company's network of outlet stores. The Company's capital expenditures for the year ended January 31, 1998 were approximately $7.6 million compared to

$6.6 million for the year ended January 31, 1997. Expenditures in fiscal 1998 were primarily related to improvements in the Company's management and sales management information systems and costs incurred in connection with the expansion of domestic distribution operations. The Company expects that capital expenditures in the future will approximate the average of fiscal 1999 and 1998 levels.

RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) in June 1998. SFAS 133 requires all derivatives be recorded on the balance sheet at fair value and establishes new accounting practices for hedge instruments. SFAS 133 is required for the fiscal years beginning after June 15, 1999. Management of the Company is currently analyzing the effect SFAS 133 will have on the Company's statement of position and results of operations.

MARKET RISKS

The Company's primary market risk exposure relates to foreign currency exchange risk (see Note 5 to the consolidated financial statements). The majority of the Company's purchases are denominated in Swiss francs. The Company reduces its exposure to the Swiss franc exchange rate risk through a hedging program.

Under the hedging program, the Company purchases various financial instruments, predominantly forward and option contracts. Gains and losses on financial instruments resulting from this hedging activity are offset by the effects of the currency movements on respective underlying hedged transactions. If the Company did not engage in a hedging program, any change in the Swiss franc to local currency would have an equal effect on the entities' cost of sales. As of January 31, 1999, the Company's hedging portfolio consisted of various Swiss Franc forward contracts and Swiss franc option contracts. The forward contracts have various maturity dates through June 17, 1999 with an average forward rate of 1.4352 Swiss franc per dollar. The Company has $55.0 million of option contracts with a maturity date of May 24, 2000. The option contracts have an average strike price of 1.4239. As of January 31, 1999 the carrying value of the options amounted to approximately $2.3 million, which represents the unamortized premium of the option and a fair market value of approximately $2.8 million.

In addition, the Company has certain debt obligations with variable interest rates, which are based on market interest. The Company does not hedge these interest rate risks. The Company also has certain debt obligations with fixed interest rates. The difference between the market based interest rates at the balance sheet date and the fixed rates was minimal.

EURO CONVERSION

On January 1, 1999, 11 of the 15 member countries of the European Union established permanent, fixed conversion rates between their existing currencies and the European Union's common currency called the "euro".

The transition period for the introduction of the euro is scheduled to phase in over a period ending January 1, 2002, with the existing currency being completely removed from circulation on July 1, 2002. The Company has been preparing for the use of the euro. The timing of the Company's phasing out all uses of the existing currencies will comply with applicable legal requirements and also will be scheduled to facilitate optimal coordination with the plans of our vendors.

The Company does not currently have significant transactions denominated in euro related currencies. This is not expected to change in the foreseeable future. Therefore, the Company believes the introduction of the euro and the phasing out of the other currencies will not have a material impact on the Company's consolidated financial statements.

YEAR 2000

General

Many older computer software programs and other equipment with embedded chips or processors (collectively "systems") refer to years in terms of their last two digits only. Such systems may incorrectly interpret the year 2000 to mean the year 1900. If not corrected, those systems could cause date related transaction failures.

Project

The Company initiated a project in 1997 (the "Project") to improve and standardize data and computer technology. The Project is designed to replace all obsolete hardware and software with systems that are Year 2000 compliant and in addition, to replace most business software systems. The project calls for the replacement or upgrade of all PCs, servers, network components, desktop software, core business software which support manufacturing, distribution, sales, accounting, after sales service, retail point of sale, and electronic data interchange (EDI). The new global technical network infrastructure (hardware, software, and communication technology) has been implemented in all U.S. locations, Switzerland and Canada. The remaining technical network infrastructure for the Far East was implemented in February 1999. A new retail point-of-sale and merchandise system that is Year 2000 compliant was implemented in fiscal 1999 for all store and headquarters locations. As part of the project, new client/server core business applications software (BPCS 6.0 which is designed to be Year 2000 compliant) supporting manufacturing, distribution, sales, accounting and after sales service was implemented in the U.S. in March 1999. The Company has been working with System Software Associates, Inc. ("SSA") to complete such implementation and testing as well as implementation and testing of the same BPCS 6.0 applications software at the Company's Canadian, Far East and Swiss facilities. Such implementation is expected to be completed in Switzerland during the Summer of 1999 and in Canada and the

Far East by the end of the calendar year. Existing business applications software systems operating in Canada and the Far East, however, have been made Year 2000 compliant in any event by the implementation of upgrades, which were completed in February 1999. Minor program and procedural changes were previously implemented to support fiscal year 2000 processing for our existing Swiss business systems. The Company has tested the BPCS 6.0 applications software by reviewing the database and program definitions to confirm that the date formats are four digit year specific. After completion of the quarter end processing related to the end of the first quarter of fiscal 2000, the Company plans to conduct further testing by simulating the date change to January 1, 2000. The Company has developed a contingency plan with the goal of insuring that the Company's Swiss business systems are Year 2000 compliant in the event implementation of the BPCS 6.0 core business applications software is not completed before the end of calendar year 1999. This plan calls for the implementation of certain upgrades and the remediation of applications software that is not Year 2000 compliant. As a result of the Project and its contingency planning, the Company expects that it will be Year 2000 compliant, on a global basis, by the end of calendar year 1999.

By the use of questionnaires, the Company is monitoring the Year 2000 system status of customers and vendors involved with electronic interchange of data with our systems. This monitoring will continue throughout 1999. Non-electronic data exchange contingency approaches including reliance on communications by fax will be used, if required, with those customers or vendors which fail to reach Year 2000 system compliance by January 1, 2000.

Costs

Costs associated with systems replacement and modification to become Year 2000 compliant under the contingency plan (outside of the Project) are expected to be approximately $400,000 and will be funded through the Company's working capital lines and other credit facilities. The estimated total cost of the Project is approximately $11.0 million. The total amount expended on the Project through January 31, 1999 was approximately $7.1 million which has been capitalized as a long-term asset. This estimate assumes that the Company will not incur significant Year 2000 related costs due to the failure of customers, vendors and other third parties to be Year 2000 compliant.

Risks

The failure to correct a material Year 2000 problem could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's result of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The Project is expected to significantly reduce the Company's level of uncertainty about the Year 2000 problem. The Company believes that, with the implementation of new business systems and completion of the Project as scheduled, and the Company's contingency plan, if necessary, the possibility of significant interruptions of normal operations should be reduced. No major information technology projects have been deferred as a result of the Project.

OTHER

On December 22, 1998, the Company entered into an agreement with VLG North America, Inc. ("VLG") for the sale to VLG of substantially all of the assets, properties and rights related to the Piaget business. The transaction was completed on February 22, 1999 at a sale price of approximately $30.0 million. The Company will report a pretax gain, representing the excess of the sale price over the net book value of the assets sold at January 31, 1999, during the first quarter of fiscal 2000. Accordingly, the Company recorded $22.2 million in assets held for sale at January 31, 1999.

                               MOVADO GROUP, INC.
                      CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FISCAL YEAR ENDED JANUARY 31,
                                                      -----------------------------
                                                      1999        1998         1997
                                                      ----        ----         ----
NET INCOME:
Net sales                                          $ 277,836   $ 237,005    $ 215,107
                                                   ---------   ---------    ---------
Costs and expenses:
       Cost of sales                                 111,766      97,456       95,031
       Selling, general and administrative           133,395     113,593       99,657
                                                   ---------   ---------    ---------
                                                     245,161     211,049      194,688
                                                   ---------   ---------    ---------
Operating income                                      32,675      25,956       20,419
Net interest expense                                   5,437       5,383        4,874
                                                   ---------   ---------    ---------
Income before income taxes                            27,238      20,573       15,545
Provision for income taxes                             6,265       4,731        3,853
                                                   ---------   ---------    ---------
Net income                                         $  20,973   $  15,842    $  11,692
                                                   =========   =========    =========
Net income per share - Basic                       $    1.63   $    1.35    $    1.04
                                                   =========   =========    =========
Net income per share - Diluted                     $    1.58   $    1.29    $    1.02
                                                   =========   =========    =========
COMPREHENSIVE INCOME:
Net income                                         $  20,973   $  15,842    $  11,692
Other comprehensive income, net of tax:
         Foreign currency translation adjustment       2,949      (3,281)     (12,194)
                                                   ---------   ---------    ---------
Comprehensive income (loss)                        $  23,922   $  12,561     $(   502)
                                                   =========   =========    =========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                       JANUARY 31,
                                                                     ---------------
                                                                     1999       1998
                                                                     ----       ----
ASSETS
Current assets:
       Cash                                                        $   5,626    $  10,874
       Trade receivables, net                                        109,102       92,386
       Inventories                                                   104,027       98,183
       Assets held for sale                                           22,187           --
       Other                                                          21,489       18,206
                                                                   ---------    ---------
       Total current assets                                          262,431      219,649
Plant, property and equipment, net                                    22,998       18,909
Other assets                                                          10,946       10,511
                                                                   ---------    ---------
                                                                   $ 296,375    $ 249,069
                                                                   =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
       Loans payable to banks                                      $   2,200    $      --
       Current portion of long-term debt                              10,000       10,000
       Accounts payable                                               25,181       25,286
       Accrued liabilities                                            20,020       16,920
       Deferred and current taxes payable                             10,179       10,340
                                                                   ---------    ---------
       Total current liabilities                                      67,580       62,546
                                                                   ---------    ---------
Long-term debt                                                        55,000       35,000
Deferred and noncurrent foreign income taxes                           5,728        3,460
Other liabilities                                                      1,641        2,530
Shareholders' equity:
       Preferred Stock, $0.01 par value,
           5,000,000 shares authorized; no shares issued                  --           --
       Common Stock, $0.01 par value;
           20,000,000 shares authorized; 9,419,781 and 9,317,007
           shares issued, respectively                                    94           93
       Class A Common Stock, $0.01 par value,
           10,000,000 shares authorized; 3,530,922 and 3,556,793
           shares issued and outstanding, respectively                    35           36
       Capital in excess of par value                                 65,332       64,475
       Retained earnings                                             106,141       86,194
       Accumulated other comprehensive income                         (2,188)      (5,137)
       Treasury stock, 159,019 shares and 17,251 shares at cost,
                respectively                                          (2,988)        (128)
                                                                   ---------    ---------
          Total shareholders' equity                                 166,426      145,533
                                                                   ---------    ---------
Commitments and contingencies (Note 9)
                                                                   ---------    ---------
                                                                   $ 296,375    $ 249,069
                                                                   =========    =========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               FISCAL YEAR ENDED JANUARY 31,
                                                                               -----------------------------
                                                                               1999        1998        1997
                                                                               ----        ----        ----
Cash flows from operating activities:
    Net income                                                              $ 20,973    $ 15,842    $ 11,692
    Adjustments to reconcile net income to net cash (used in) provided by operating activities:
         Depreciation and amortization                                         5,380       4,121       3,946
         Deferred and noncurrent foreign income taxes                          1,764         483         221
         Provision for losses on accounts receivable                           1,304       1,005       1,917
         Changes in current assets and liabilities:
                   Trade receivables                                         (24,693)    (18,699)     (4,096)
                   Inventories                                               (19,925)    (12,988)     (3,828)
                   Other current assets                                       (1,265)     (2,565)    (14,163)
                   Accounts payable                                              290         263       5,174
                   Accrued liabilities                                         3,352       3,841       4,301
                   Deferred and current taxes payable                            229       3,481        (377)
    Increase in other noncurrent assets                                         (314)       (592)     (1,285)
    (Decrease) increase in other noncurrent liabilities                          (29)       (307)        253
                                                                            --------    --------    --------
    Net cash (used in) provided by operating activities                      (12,934)     (6,115)      3,755
                                                                            --------    --------    --------
Cash flows from investing activities:
         Capital expenditures                                                (11,707)     (7,638)     (6,626)
         Goodwill, trademarks and other intangibles                           (1,835)     (1,421)       (294)
         Sale of subsidiary                                                    2,646          --          --
                                                                            --------    --------    --------
         Net cash used in investing activities                               (10,896)     (9,059)     (6,920)
                                                                            --------    --------    --------
Cash flows from financing activities:
         Proceeds from issuance of Common Stock, net of underwriting
             discounts and offering expenses                                      --      29,609          --
         Repayment of Senior Notes                                            (5,000)         --          --
         Proceeds from issuance of Series A Senior Notes                      25,000          --          --
         Net proceeds from (payment of) current bank borrowings                2,200      (7,570)      5,335
         Principal payments under capital leases                                (387)       (275)       (389)
         Stock options exercised                                                 627         431         212
         Dividends paid                                                       (1,026)       (939)       (720)
         Purchase of treasury stock                                           (2,860)         --          --
                                                                            --------    --------    --------
         Net cash provided by financing activities                            18,554      21,256       4,438
                                                                            --------    --------    --------
Effect of exchange rate changes on cash                                           28         (93)       (217)
                                                                            --------    --------    --------
Net (decrease) increase in cash                                               (5,248)      5,989       1,056
Cash at beginning of year                                                     10,874       4,885       3,829
                                                                            --------    --------    --------
Cash at end of  year                                                        $  5,626    $ 10,874    $  4,885
                                                                            ========    ========    ========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              ACCUMULATED
                                                                        CAPITAL                  OTHER
                                                             CLASS A   IN EXCESS                COMPRE-
                                       PREFERRED    COMMON   COMMON      OF PAR    RETAINED     HENSIVE     TREASURY
                                         STOCK       STOCK    STOCK      VALUE     EARNINGS      INCOME       STOCK
                                         -----       -----    -----      -----     --------      ------       -----
Balance, January 31, 1996                 $--         $64     $ 49      $34,199    $ 60,319     $ 10,338     $  (128)
    Net income                                                                       11,692
    Dividends ($0.064 per share)                                                       (720)
    Stock options exercised, net of
         tax benefit                                                        251
    Foreign currency translation
         adjustments                                                                             (12,194)
      Conversion of Class A Common
         Stock  to Common Stock                         1       (1)
                                          ---         ---     ----      -------    --------     --------     -------
Balance, January 31, 1997                  --          65       48       34,450      71,291       (1,856)       (128)
    Net income                                                                       15,842
    Dividends ($0.080 per share)                                                       (939)
    Stock options exercised                                                 431
    Proceeds from issuance of
         Common stock, net of
         Underwriting discounts
         and Offering expenses                         15                29,594
    Foreign currency translation
         adjustments                                                                              (3,281)
    Conversion of Class A Common
         Stock to Common Stock                         13      (12)
                                          ---         ---     ----      -------    --------     --------     -------
Balance, January 31, 1998                  --          93       36       64,475      86,194       (5,137)       (128)
    Net income                                                                       20,973
    Dividends ($0.080 per share)                                                     (1,026)
    Stock options exercised, net of
         tax Benefit                                                        857
    Common stock repurchased                                                                                  (2,860)
    Foreign currency translation
         adjustments                                                                               2,949
    Conversion of Class A Common
         Stock to Common Stock                          1       (1)
                                          ---         ---     ----      -------    --------     --------     -------
Balance, January 31, 1999                 $--         $94     $ 35      $65,332    $106,141     $ (2,188)    $(2,988)
                                          ===         ===     ====      =======    ========     ========     =======

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MOVADO GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Movado Group, Inc. (the "Company") is a designer, manufacturer and distributor of quality watches with prominent brands in almost every price category comprising the watch industry. In fiscal 1999, the Company marketed six distinctive brands of watches: Movado, Concord, ESQ, Coach, Piaget and Corum, which compete in most segments of the watch market. On February 22, 1999, the Company completed the sale of substantially all its assets relating to the Piaget brand to VLG North America, Inc. ("VLG").

The Company designs and manufactures Concord and Movado watches primarily through its subsidiaries in Switzerland and the United States. ESQ watches are manufactured to the Company's specifications using Swiss movements by independent contractors located in the Far East. Coach watches are assembled in Switzerland by independent suppliers. The Company is also the exclusive distributor of Swiss-manufactured Corum watches in the United States, Canada, and the Caribbean. The Company distributes its watch brands through its United States operations as well as through sales subsidiaries in Canada, Hong Kong, Singapore and Switzerland and through a number of independent distributors located in various countries throughout the world.

In addition to its sales to trade customers and independent distributors, the Company sells Movado watches, Movado jewelry, table top accessories and other product line extensions within the Movado brand directly to consumers in its Company-operated Movado Boutiques. The Company also operates a number of Movado outlet stores throughout the United States, through which the Company sells discontinued and sample merchandise.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated.

Translation of foreign currency financial statements and foreign currency transactions

The financial statements of the Company's international subsidiaries have been translated into United States dollars by translating balance sheet accounts at year-end exchange rates and statement of operations accounts at average exchange rates for the year. Foreign currency transaction gains and losses are charged or credited to income as incurred. Foreign currency translation gains and losses are reflected in the equity section of the Company's consolidated balance sheet within accumulated other comprehensive income as foreign currency translation adjustments.

Sales and trade receivables

The Company's trade customers include department stores, jewelry store chains and independent jewelers. Movado, Concord and Coach watches are also marketed through a network of independent distributors. Sales are recognized upon shipment of products to trade customers. Accounts receivable are stated net of allowances for doubtful accounts of $2,567,000 and $2,187,000 at January 31, 1999 and 1998, respectively. One individual trade customer accounted for 10% and 12% of the Company's consolidated net sales in fiscal 1999 and 1998, respectively. No individual trade customer accounted for 10% or more of the Company's consolidated net sales in fiscal 1997.

The Company's concentrations of credit risk arise primarily from accounts receivable related to trade customers during the peak selling seasons. The Company has significant accounts receivable balances due from major department store chains. The Company's results of operations could be materially adversely affected in the event any of these customers or a group of these customers defaulted on all or a significant portion of their obligations to the Company as a result of financial difficulties.

Inventories

Inventories are valued at the lower of cost or market. The cost of domestic finished goods inventories is determined using the first-in, first-out (FIFO) method. The costs of finished goods inventories held by overseas subsidiaries and all component parts inventories are determined using average cost.

Plant, property and equipment

Plant, property and equipment at January 31, at cost, consists of the following (in thousands):

                                                  1999        1998
                                                  ----        ----
           Furniture and equipment              $ 34,586    $ 32,516
           Leasehold improvements                 11,096       9,558
                                                --------    --------
                                                  45,682      42,074

          Less:  accumulated depreciation        (22,684)    (23,165)
                                                --------    --------
                                                $ 22,998    $ 18,909
                                                ========    ========

Depreciation of furniture and equipment is provided using the straight-line method based on the estimated useful lives of assets which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or the estimated useful life of the leasehold improvement.

Goodwill and other intangibles

Other intangible assets consist primarily of trademarks and are recorded at cost. Trademarks are amortized over ten years, except in the case of costs associated with the Piaget and Corum trademarks, which are amortized over the remaining terms of the Piaget and Corum distribution agreements. Goodwill is amortized over 40 years. The Company reviews the carrying value of goodwill and other intangible assets for impairment whenever events or changes have occurred that would suggest an impairment of carrying value of an asset may not be recoverable. An impairment would be recognized when expected undiscounted future operating cash flows are lower than the carrying value. At January 31, 1999 and 1998, goodwill and other intangible assets at cost were $5,448,000 and $6,425,000, respectively, and related accumulated amortization of goodwill and other intangibles were $2,322,000 and $2,696,000, respectively.

Advertising

The Company expenses the production costs of an advertising campaign at the commencement date of the advertising campaign. Advertising expenses for fiscal 1999, 1998 and 1997, amounted to $53.8 million, $49.6 million and $38.7 million, respectively.

Income taxes

The Company and its domestic subsidiaries file a consolidated federal income tax return. Foreign income taxes have been provided based on the applicable tax rates in each of the foreign countries in which the Company operates. Certain Swiss income taxes are payable over several years; the portion of these taxes not payable within one year is classified as noncurrent. Noncurrent foreign income taxes included in the consolidated balance sheets at January 31, 1999 and 1998 were $2,098,000 and $1,139,000, respectively.

Earnings per share

In accordance with the provisions of SFAS No. 128, Earnings Per Share, the Company is presenting net income per share on a 'basic' and 'diluted' basis. Basic earnings per share is computed using weighted average shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of shares outstanding adjusted for dilutive common stock equivalents.

The weighted average number of shares outstanding for basic earnings per share were 12,842,000, 11,736,000, and 11,273,000 for fiscal 1999, 1998 and 1997, respectively. For diluted earning per share, these amounts were increased by 414,000, 500,000 and 216,000 in fiscal 1999, 1998 and 1997, respectively, due to potentially dilutive common stock equivalents issuable under the Company's stock option plan. There were no anti-dilutive common stock equivalents in the years presented.

Stock-based compensation

Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share are provided as if the fair value method had been applied.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stockholders Equity

The Company's Class A Common Stock entitles the holder thereof to 10 votes per share on all matters submitted to a vote of shareholders. Each share of Common Stock is entitled to one vote per share.

In March 1998, the Company's Board of Directors authorized the repurchase of 400,000 shares of the Company's Common Stock. As of January 31, 1999, the Company has repurchased 142,200 shares at an aggregate cost of $2.9 million. In March 1999, the Board approved a revised stock repurchase program for the repurchase of shares of the Company's Common Stock up to an aggregate repurchase price of $10.0 million, in addition to the shares previously purchased.

New Accounting Standards

As of February 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under SFAS 130, foreign currency translation adjustments, which had been reported separately in shareholders' equity prior to adoption, are included in other comprehensive income. No provision has been made for taxes on foreign subsidiaries' undistributed earnings, because it is management's intention to permanently reinvest the earnings of foreign subsidiaries within the business of those companies. Amounts in prior year financial statements have been reclassified to conform to SFAS 130.

Additionally, in fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for the reporting of financial information about a Company's operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 was effective January 31, 1999 and has been adopted for all periods presented.

These statements affect only financial statement presentation and disclosure. Adoption of the new Standards did not have an impact on the Company's consolidated financial position or results of operations.

The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) in June 1998, which establishes accounting and reporting standards for derivative instruments. SFAS 133 which is effective for the first quarter of fiscal 2001, requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting practices for hedge instruments. Management of the Company is currently analyzing the effect, if any, SFAS 133 will have on the Company's consolidated financial position and results of operations.

NOTE 2 - INVENTORIES

         Inventories consist of the following (in thousands):

                                                     JANUARY 31,
                                                   ---------------
                                                   1999       1998
                                                   ----       ----
           Finished goods                        $ 64,438   $ 61,960
           Work-in-process and component parts     39,589     36,223
                                                 --------   --------
                                                 $104,027   $ 98,183
                                                 ========   ========

NOTE 3 - BANK CREDIT ARRANGEMENTS AND LINES OF CREDIT

In order to meet the increase in working capital requirements, the Company's revolving credit and working capital lines with its domestic bank group were amended in July 1997 to provide for a three-year $90.0 million unsecured revolving line of credit, pursuant to the Restated Bank Credit Agreement, and to provide for $28.3 million and $31.6 million of uncommitted working capital lines of credit at January 31, 1999 and 1998, respectively. These new facilities replaced a $20.0 million revolving line of credit and $35.0 million domestic working capital lines of credit and certain of the Company's Swiss working capital lines. At January 31, 1999 and January 31, 1998, the Company had $5 million outstanding under the Restated Bank Credit Agreement. The Restated Bank Credit Agreement provides for various rate options including the federal funds rate plus a fixed rate, the prime rate or a fixed rate plus the LIBOR rate. The Company pays a facility fee on the unused portion of the credit facility. The agreement also contains certain financial covenants based on fixed coverage ratios, leverage ratios and restrictions which limit the Company on the sale, transfer or distribution of corporate assets, including dividends and limit the amount of additional debt outstanding to $20 million. The Company was in compliance with these restrictions and covenants at January 31, 1999. The amount of $5.0 million outstanding at January 31, 1999 and 1998 is included in Long-term debt. The domestic unused line of credit was $111.1 million and $116.6 million at January 31, 1999 and 1998, respectively.

The Company's Swiss subsidiaries maintain secured and unsecured lines of credit with Swiss banks, a majority of which have an unspecified duration. Available credit under these lines totaled 8,000,000 Swiss francs and 12,870,000 Swiss francs, with dollar equivalents of approximately $5,633,000 and $8,708,000 at January 31, 1999 and 1998, respectively. One subsidiary's credit line contains a covenant requiring maintenance of retained earnings above a specified minimum level. This subsidiary was in compliance with this covenant at January 31, 1999 and 1998. There are no other restrictions on transfers in the form of dividends, loans or advances to the Company by its foreign subsidiaries.

Outstanding borrowings against the Company's aggregate demand lines of credit were $2,200,000 at January 31, 1999. There were no borrowings under these credit lines at January 31, 1998. Aggregate maximum and average monthly outstanding borrowings against the Company's lines of credit and related weighted average interest rates during fiscal 1999, 1998 and 1997 were as follows (in thousands):

                                          FISCAL YEAR ENDED JANUARY 31,
                                          -----------------------------
                                           1999       1998       1997
                                           ----       ----       ----
        Maximum borrowings               $70,900    $72,560    $56,143
        Average monthly borrowings       $41,229    $41,564    $34,302
        Weighted average interest rate       6.9%       6.4%       5.9%

Weighted average interest rates were computed based on average month-end outstanding borrowings and applicable average month-end interest rates.

NOTE 4 - LONG-TERM DEBT

         The components of long term debt as of January 31, were as follows (in thousands):

                                                1999      1998
                                                ----      ----
                      Senior Notes            $35,000   $40,000
                      Series A Senior Notes    25,000        --
                      Revolving Credit Line     5,000     5,000
                                              -------   -------
                                              $65,000   $45,000
                      Less current portion     10,000    10,000
                                              -------   -------
                      Long-term debt          $55,000   $35,000
                                              =======   =======

Senior Notes due January 31, 2005 (the "Senior Notes") were issued in a private placement completed in fiscal 1994 and bear interest at 6.56% per annum, payable semiannually on July 31 and January 31, and are subject to annual payments of $5.0 million commencing January 31, 1998 (or next business day). Accordingly, such amounts have been classified as a current liability in fiscal 1999 and 1998. The Company has the option to prepay amounts due to holders of the Senior Notes at 100% of the principal plus a "make-whole" premium and accrued interest.

The Series A Senior Notes ("Series A Senior Notes") were issued on December 1, 1998 under a Note Purchase and Private Shelf Agreement and bear interest at 6.90% per annum. Interest is payable semi-annually on April 30 and October 30 and mature on October 30, 2010 and are subject to annual payments of $5.0 million commencing October 31, 2006. The Note Purchase and Private Shelf Agreement also provides for the issuance, up to two years after the date thereof, of senior promissory notes in the aggregate principal amount of up to an additional $25 million with maturities up to 12 years from their date of issuance.

The agreements governing the Senior Notes and Series A Senior Notes contain certain restrictions and covenants which generally require the maintenance of a minimum net worth, limit the amount of additional secured debt the Company can incur and limit the sale, transfer or distribution of corporate assets including dividends. The Company was in compliance with these restrictions and covenants at January 31, 1999.

Included in Long-term debt at January 31, 1999 and 1998 was $5.0 million related to the Company's revolving credit agreement as described in Note 3.

NOTE 5 - FOREIGN CURRENCY MANAGEMENT

A substantial portion of the Company's watches and watch components are sourced from affiliated and nonaffiliated suppliers in Switzerland. A significant strengthening of the Swiss franc against currencies of other countries in which the Company conducts sales activities increases the Company's product cost. This may adversely impact gross margins to the extent the Company is unsuccessful in hedging against changes in the currency exchange rates or higher product costs cannot be recovered through price increases in local markets. Significant fluctuations in the Swiss franc - U.S. dollar exchange rate can also have a material impact on the U.S. dollar value of the net assets of the Company's wholly-owned Swiss subsidiaries.

The Company hedges against foreign currency exposure using forward exchange contracts, purchased foreign currency options and open market purchases to cover identifiable inventory purchase commitments and occasionally equity invested in its international subsidiaries. Due to production lead times, the Company hedges identified inventory purchase commitments generally over a period of up to eighteen months.

The Company has established strict counterparty credit guidelines and only enters into foreign currency transactions with financial institutions of investment grade or better. At January 31, 1999 and 1998, the Company had foreign currency trading lines totaling $165,000,000 with various banks. To minimize the concentration of credit risk, the Company enters into hedging transactions with each of these banks. As a result, the Company considers the risk of counterparty default to be minimal.

The following table presents the aggregate contract amounts and fair values, based on dealer quoted prices, of the Company's financial instruments outstanding at January 31, 1999 and 1998.

Foreign currency forward contracts included below mature within one year. Currency Option Contracts at January 31, 1999 and 1998 generally mature after one year. All financial instruments included below were held for hedging purposes only. Contract amounts (in thousands) consist primarily of U.S. dollar
- Swiss franc contracts.

                                                    AS OF JANUARY 31,
                                         ---------------------------------------
                                                1999                 1998
                                         -----------------    ------------------
                                         CONTRACT     FAIR    CONTRACT     FAIR
                                          AMOUNTS    VALUES    AMOUNTS    VALUES
                                         --------    ------   --------    ------
Foreign Currency Forward Contracts        $11,399   $11,511    $ 9,036   $ 9,187
Currency Option Contracts                 $38,625   $ 2,829    $39,486   $   576

The contract amounts of these foreign currency forward amounts and purchased options do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the exposure of the Company through its use of these financial instruments. The amounts exchanged are calculated on the basis of the contract amounts and the other terms of the financial instruments, which relate to exchange rates. As of January 31, 1999 and 1998, the receivable from banks recorded in current assets associated with closed contract positions was $1,547,000 and $1,000, respectively.

The estimated fair values of these foreign currency forward amounts and purchased options used to hedge the Company's risks will fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values of the underlying hedged transactions and investments and the Company's overall exposure to fluctuations in foreign exchange rates.

Gains and losses from and premiums paid for forward or option transactions that hedge inventory purchase commitments are included in the carrying cost of inventory and are recognized in cost of sales upon sale of the inventory. Net deferred charges from hedging amounted to $807,000 and $375,000 at January 31, 1999 and 1998, respectively, and were included in other current assets on the accompanying balance sheet.

NOTE 6 - FAIR VALUE OF OTHER FINANCIAL INSTRUMENTS

The estimated fair value of the Company's Senior Notes and Series A Senior Notes at January 31, 1999 approximated the carrying value of the notes. The difference between market-based interest rates at the balance sheet date and the 6.56% and 6.90% fixed rates of the notes was minimal. The fair value of the Company's other monetary assets and liabilities approximate carrying value due to the relatively short-term nature of these items.

NOTE 7 - INCOME TAXES

The provision for income taxes for the fiscal years ended January 31, 1999, 1998 and 1997 consists of the following components (in thousands):

                                                1999          1998         1997
                                                ----          ----         ----
Current:
       U.S. Federal                           $ 1,500       $   725      $ 1,667
       U.S. State and Local                       444           192          477
       Non-U.S                                  1,888         1,542          860
                                              -------       -------      -------
                                                3,832         2,459        3,004
                                              -------       -------      -------
Noncurrent:
       U.S. Federal                                --            --           --
       U.S. State and Local                        --            --           --
       Non-U.S                                  1,924         1,680          845
                                              -------       -------      -------
                                                1,924         1,680          845
                                              -------       -------      -------
Deferred:
       U.S. Federal                              (750)           --           --
       U.S. State and Local                        --            --           --
       Non-U.S                                  1,259           592            4
                                              -------       -------      -------
                                                  509           592            4
                                              -------       -------      -------
Provision for income taxes                    $ 6,265       $ 4,731      $ 3,853
                                              =======       =======      =======

Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred income taxes have been classified as current or noncurrent on the consolidated balance sheets based on the underlying temporary differences and the expected due dates of taxes payable upon reversal. Significant components of the Company's deferred income tax assets and liabilities for the fiscal year, ended January 31, 1999 and 1998 consist of the following (in thousands):

                                      1999 DEFERRED TAX      1998 DEFERRED TAX
                                    ---------------------  ---------------------
                                     ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                    -------   -----------  -------   -----------
Operating loss carryforwards        $ 2,400     $    --    $ 2,092     $    --
Rent accrual                            417          --        542          --
Inventory reserve                     1,038       6,218        813       5,516
Receivable allowance                    816       1,370        643         565
Depreciation/amortization             1,191          --      1,043          --
Other                                   948          22        637         271
                                    -------     -------    -------     -------
                                      6,810       7,610      5,770       6,352
Valuation allowance                  (2,660)         --     (2,370)         --
                                    -------     -------    -------     -------
Total                               $ 4,150     $ 7,610    $ 3,400     $ 6,352
                                    =======     =======    =======     =======

As of January 31, 1999, the Company had foreign net operating loss carryforwards of approximately $5.5 million, which are available to offset taxable income in future years. As of January 31, 1999, the Company continued to maintain a 100% valuation allowance with respect to the tax benefit of foreign net operating loss carryforwards and other foreign tax assets. Since the Company's tax assets relate primarily to its former sales office in Germany, which is currently operated by an independent distributor, the Company's assessment is that the tax assets will not likely be utilized in the foreseeable future. Management is continuing to evaluate the appropriate level of allowance based on future operating results and changes in circumstances.

The provision for income taxes differs from the amount determined by applying the U.S. federal statutory rate as follows (in thousands):

                                                                FISCAL YEAR ENDED JANUARY 31,
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                 ----       ----       ----
Provision for income taxes at the U.S. statutory rate          $ 9,533    $ 7,200    $ 5,441
Realization of capital and operating loss carryforwards             --        (88)        --
Lower effective foreign income tax rate                         (3,685)    (2,582)    (2,369)
Tax provided on repatriated earnings of foreign subsidiaries       252        262        308
State and local taxes, net of federal benefit                      134        127        315
Other                                                               31       (188)       158
                                                               -------    -------    -------
                                                               $ 6,265    $ 4,731    $ 3,853
                                                               =======    =======    =======

No provision has been made for taxes on foreign subsidiaries' undistributed earnings of approximately $120,000,000 at January 31, 1999, as those earnings are considered to be reinvested for an indefinite period. As such, no additional taxes have been provided for on these earnings.
NOTE 8 - OTHER ASSETS

In fiscal 1996, the Company entered into an agreement with a trust which owns an insurance policy issued on the lives of the Company's Chairman and Chief Executive Officer and his spouse. Under that agreement the trust has assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest-free loans to be made by the Company in amounts sufficient for the trust to pay the premiums on said insurance policy ($740,000 per annum). Under the agreement, the trust will repay the loans from the proceeds of the policy. The Company had loaned approximately $2,361,000 and $1,620,000 under this agreement at January 31, 1999 and 1998, respectively.

NOTE 9 - LEASES, COMMITMENTS AND CONTINGENCIES

Rent expense for equipment and distribution, factory and office facilities held under operating leases was approximately $5,470,000, $4,680,000 and $4,270,000 in fiscal 1999, 1998 and 1997, respectively. Minimum annual rentals at January 31, 1999 under noncancelable operating leases which do not include escalations that will be based on increases in real estate taxes and operating costs are as follows:

                             YEAR ENDING JANUARY 31,
                                 (IN THOUSANDS):

                               2000            $5,680
                               2001             5,257
                               2002             4,443
                               2003             3,027
                               2004             2,380
                        2005 and thereafter     6,339
                                              -------
                                              $27,126
                                              =======

The Company has entered into capital leases to finance the cost of enhancing its management information systems in the United States and Switzerland. The gross value of computer equipment recorded under capital leases was $3,848,000 as of January 31, 1999 and 1998. Accumulated depreciation of computer equipment recorded under capital leases was $3,436,000 and $2,884,000 as of January 31, 1999 and 1998, respectively.

Future minimum lease payments for equipment under capital leases at January 31, 1999 are as follows:

                             YEAR ENDING JANUARY 31,
                                 (IN THOUSANDS):

               2000                                         $ 71
                                                            ----
               Total minimum lease obligations                71
               Less interest                                  (2)
                                                            ----
               Present value of minimum lease obligations     69
               Less current portion                          (69)
                                                            ----
               Net amount due after one year                $  -
                                                            ====

Due to the nature of its business as a luxury consumer goods distributor, the Company is exposed to various commercial losses. The Company believes it is adequately insured against such losses.
NOTE 10 - EMPLOYEE BENEFIT PLANS

The Company maintains an Employee Savings Plan under Section 401(k) of the Internal Revenue Code. Company contributions and expenses of administering the Employee Savings Plan amounted to $430,000, $143,000 and $127,000 in fiscal 1999, 1998 and 1997, respectively.

Effective June 1, 1995, the Company adopted a defined contribution supplemental executive retirement plan ("SERP"). The SERP provides eligible executives with supplemental pension benefits in addition to amounts received under the Company's other retirement plan. The Company makes a matching contribution which vests equally over five years. During fiscal 1999, 1998 and 1997, the Company recorded expenses related to the SERP of approximately $338,000, $190,000 and $138,000, respectively, which includes costs related to phantom shares.

During fiscal 1999, the Company adopted a Stock Bonus Plan for all employees not in the SERP. Under the terms of this stock bonus plan, the Company contributes a discretionary amount to the trust established under the plan. Each plan participant vests after five years in 100% of their respective pro-rata portion of such contribution. For fiscal 1999, the Company recorded an expense of $209,000 related to this plan.

On September 23, 1994, the Company entered into a Death and Disability Benefit Plan agreement with the Company's Chairman and Chief Executive Officer. Under the terms of the agreement, in the event of the Chairman's death or disability, the Company is required to make an annual benefit payment of approximately $300,000 to his spouse for the lesser of ten years or her remaining lifetime. Neither the agreement nor the benefits payable thereunder are assignable and no benefits are payable to the estates or heirs of the Chairman or his spouse. Results of operations include an actuarially determined charge related to this plan of approximately $101,000, $92,000 and $85,000 for fiscal 1999, 1998 and 1997, respectively.

Effective concurrently with the consummation of the Company's public offering in the fourth quarter of fiscal 1994, the Board of Directors and the shareholders of the Company approved the adoption of the Movado Group, Inc. 1993 Employee Stock Option Plan (the "Employee Stock Option Plan") for the benefit of certain officers, directors and key employees of the Company. The Employee Stock Option Plan was amended in fiscal 1997 and restated as the Movado Group, Inc. 1996 Stock Incentive Plan (the "Plan"). Under the Plan, the Compensation Committee of the Board of Directors, which is comprised of the Company's four outside directors, has the authority to grant incentive stock options and nonqualified stock options to purchase, as well as stock appreciation rights and stock awards, up to 1,500,000 shares of Common Stock. Options granted to participants under the Plan become exercisable in equal installments on the first through fifth anniversaries of the date of grant and remain exercisable until the tenth anniversary of the date of grant. The option price may not be less than the fair market value of the stock at the time the options are granted.

Transactions in stock options under the Plan since fiscal 1996 are summarized as follows:

                                         OUTSTANDING  OPTION PRICE
                                           OPTIONS      PER SHARE
                    January 31, 1996       578,063       $ 7.43
                    Options granted        429,375        10.98
                    Options exercised      (36,750)        7.47
                    Options forfeited      (14,813)        7.47
                                         ---------
                    January 31, 1997       955,875         9.02
                    Options granted        227,964        13.49
                    Options exercised      (51,250)        8.43
                    Options forfeited       (6,189)        9.69
                                         ---------
                    January 31, 1998     1,126,400         9.91
                    Options granted        282,749        25.53
                    Options exercised      (63,250)        9.02
                    Options forfeited      (62,289)       13.39
                                         ---------
                    January 31, 1999     1,283,610       $13.23
                                         =========

Options exercisable at January 31, 1999, 1998 and 1997 were 538,216, 373,684 and 260,850, respectively.

The weighted-average fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model is $13.34, $6.53 and $3.47 per share in fiscal 1999, 1998 and 1997, respectively. The following weighted-average assumptions were used for grants in fiscal 1999, 1998 and 1997: dividend yield of 0.3% for fiscal 1999, 0.4% for fiscal 1998 and 2.0% for fiscal 1997;

expected volatility of 45% for fiscal 1999, 38% for fiscal 1998 and 26% for fiscal 1997, risk-free interest rates of 4.7% for fiscal 1999, and 5.6% for fiscal 1998 and 1997, and expected lives of seven years for fiscal 1999, 1998 and 1997.

The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Company's fiscal 1999, 1998 and 1997 grants for stock-based compensation plans been determined based on the fair value at the grant dates and recognized ratably over the vesting period, the Company's net income and net income per share for fiscal 1999, 1998 and 1997 would approximate the pro forma amounts below (in thousands except per share data):

                                      1999                1998                1997
                               -----------------   -----------------   -----------------
                                  AS        PRO       AS        PRO       AS        PRO
                               REPORTED    FORMA   REPORTED    FORMA   REPORTED    FORMA
                               --------    -----   --------    -----   --------    -----
Net Income                      $20,973   $19,856   $15,842   $15,306   $11,692   $11,392
Net Income per share-Basic      $  1.63   $  1.55   $  1.35   $  1.30   $  1.04   $  1.01
Net Income per share-Diluted    $  1.58   $  1.50   $  1.29   $  1.25   $  1.02   $  0.99

The pro forma impact takes into account options granted since February 1, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

The following table summarizes outstanding and excisable stock options as of January 31, 1999:

                                  WEIGHTED-
                                   AVERAGE     WEIGHTED-                 WEIGHTED-
                                  REMAINING     AVERAGE                   AVERAGE
    RANGE OF         NUMBER      CONTRACTUAL   EXERCISE       NUMBER     EXERCISE
EXERCISE PRICES   OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
---------------------------------------------------------------------------------
 $5.00 -  $9.99      724,026        6.2         $ 8.41       463,024      $ 8.02
$10.00 - $14.99      265,934        8.0         $13.14        69,792      $13.16
$15.00 - $19.99       42,250        9.4         $16.06         1,650      $16.33
$20.00 - $24.99       31,250        9.1         $23.37         1,250      $22.87
$25.00 - $29.75      220,150        9.1         $27.24         2,500      $26.50
---------------------------------------------------------------------------------
 $5.00 - $29.75    1,283,610        7.2         $13.23       538,216      $ 8.83
=================================================================================

NOTE 11 - SEGMENT INFORMATION

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires reporting certain financial information according to the "management approach." This approach requires reporting information regarding operating segments on the basis used internally by management to evaluate segment performance. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

The Company divides its business into two major geographic segments: "Domestic", which includes the results of the Company's United States and Canadian operations, and "International", which includes the results of all other Company operations. The Company's international operations are principally conducted in Europe. The Company's international assets are substantially located in Europe. Other international operations constituted less than 10% of consolidated total assets for all periods presented.

The Company conducts its business primarily in two operating segments:
"Wholesale" and "Other". The Company's wholesale segment includes the designing, manufacturing and distribution of quality watches. Other includes the Company's retail and service center operations. The accounting policies of the segments are the same as those described in "Significant Accounting Polices". The Company evaluates segment performance based on operating profit.

OPERATING SEGMENT DATA AS OF JANUARY 31 (IN THOUSANDS):

                               NET SALES                     OPERATING PROFIT
                     ------------------------------   ------------------------------
                       1999       1998       1997        1999       1998      1997
                     ------------------------------   ------------------------------
Wholesale            $245,783   $210,908   $191,381   $ 34,631    $24,277   $ 20,178
Other                  32,053     26,097     23,726     (1,597)     1,963        623
Elimination(1)                                            (359)      (284)      (382)
                     ------------------------------   ------------------------------
Consolidated total   $277,836   $237,005   $215,107   $ 32,675    $25,956   $ 20,419
                     ==============================   ==============================

                             SEGMENT ASSETS
                     ------------------------------
                       1999       1998       1997
                     ------------------------------
Wholesale            $287,079   $237,382   $202,267
Other                   3,670        813      1,291
Corporate(2)            5,626     10,874      4,885
                     ------------------------------
Consolidated total   $296,375   $249,069   $208,443
                     ==============================

GEOGRAPHIC SEGMENT DATA (IN THOUSANDS):

                               NET SALES                    LONG-LIVED ASSETS
                     ------------------------------   ---------------------------
                       1999       1998       1997       1999      1998      1997
                     ------------------------------   ---------------------------
Domestic             $245,865   $196,064   $177,039   $17,222   $13,324   $10,280
International         199,060    152,997    123,806     5,776     5,585     4,786
Elimination(3)       (167,089)  (112,056)   (85,738)
                     ------------------------------   ---------------------------
Consolidated total   $277,836   $237,005   $215,107   $22,998   $18,909   $15,066
                     ==============================   ===========================

                       INCOME BEFORE INCOME TAXES
                     ------------------------------
                       1999       1998       1997
                     ------------------------------
Domestic                 $982     $1,796     $3,102
International          26,615     19,061     12,825
Elimination(1)           (359)      (284)      (382)
                     ------------------------------
Consolidated total    $27,238    $20,573    $15,545
                     ==============================


(1) Elimination of inter-segment management fees.
(2) Corporate assets include cash.
(3) Elimination of intercompany sales between domestic and international units.



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
NOTE 12 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents unaudited selected interim operating results of the Company for fiscal 1999 and 1998 (in thousands, except per share amounts):

                                                    QUARTER ENDED
                                    APR 30        JUL 31      OCT 31     JAN 31
                                   ---------------------------------------------
1999
    Net sales                      $ 41,650      $68,934     $97,455     $69,797
    Gross profit                   $ 24,714      $39,565     $57,488     $44,303
    Net income                     $    148      $ 3,386     $12,007     $ 5,432

PER SHARE:
    Net income:
       Basic                       $   0.01      $  0.26     $  0.94     $  0.42
       Diluted                     $   0.01      $  0.25     $  0.91     $  0.41

1998
    Net sales                      $ 34,918      $56,994     $84,536     $60,557
    Gross profit                   $ 19,901      $32,226     $49,098     $38,324
    Net (loss) income              $   (260)     $ 2,355     $ 9,308     $ 4,439

PER SHARE:
    Net (loss) income:
       Basic                       $  (0.02)     $  0.21     $  0.81     $  0.35
       Diluted                     $  (0.02)     $  0.20     $  0.77     $  0.34

As each quarter is calculated as a discrete period, the sum of the four quarters may not equal the calculated full year amount. This is in accordance with prescribed reporting requirements.

NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

The following is provided as supplemental information to the consolidated statements of cash flows (in thousands):

                                                   FISCAL YEAR ENDED JANUARY 31,
                                                   -----------------------------
                                                     1999      1998      1997
                                                   -----------------------------
Cash paid (received) during the year for:
       Interest                                     $5,274   $ 4,580    $5,141
       Income taxes                                 $4,585   $   (26)   $4,321
Non cash investing and financial activities:
       Equipment acquired under capital lease          $--       $--    $  217

NOTE 14 - SUBSEQUENT EVENT

On December 22, 1998, the Company entered into an agreement with VLG North America, Inc. ("VLG") for the sale to VLG of substantially all of the assets, properties and rights related to the Piaget business. The transaction was completed on February 22, 1999 at a sale price of approximately $30.0 million. The Company will report a pretax gain, representing the excess of the sale price over the net book value of the assets sold at January 31, 1999, during the first quarter of fiscal 2000. Accordingly, the Company recorded $22.2 million in assets held for sale at January 31, 1999.


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